AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1999
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------
                                  CARDIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           MINNESOTA                        3842                 41-1923885
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)


                              13754 FRONTIER COURT
                           BURNSVILLE, MINNESOTA 55337
                            TELEPHONE: (612) 997-2100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        --------------------------------
                                JOSEPH A. MARINO
                             CHIEF EXECUTIVE OFFICER
                                  CARDIA, INC.
                              13754 FRONTIER COURT
                           BURNSVILLE, MINNESOTA 55337
                            TELEPHONE: (612) 997-2100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                        --------------------------------
                                   COPIES TO:

              PATRICK DELANEY                       TODD F. BASSINGER
             JEFFREY SAUNDERS                     DUCKSON & CARLSON LLC
        LINDQUIST & VENNUM P.L.L.P.               10 SOUTH FIFTH STREET
              4200 IDS CENTER                           SUITE 300
            80 SOUTH 8TH STREET                MINNEAPOLIS, MINNESOTA 55402
     MINNEAPOLIS, MINNESOTA 55402-2205               (612) 317-9746
              (612) 371-3211

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Video Learning Systems, Inc. with and into Cardia, Inc., as described in the Agreement and Plan of Merger, dated as of July 1, 1999, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(a) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
              TITLE OF                      AMOUNT       PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT
            EACH CLASS OF                    TO BE        OFFERING PRICE    AGGREGATE OFFERING   OF REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED(1)     PER SHARE(2)          PRICE(2)            FEE(2)
----------------------------------------------------------------------------------------------------------------
Common Stock, Par Value $0.01 per share     200,000            $0.51             $544,881            $151.48
================================================================================================================

(1) Represents the number of shares of common stock of the Registrant which may be issued to the shareholders of Video Learning Systems, Inc. ("VLS") pursuant to the merger described herein.

(2) Each share of common stock of VLS will be converted into the right to receive a fraction of a share of common stock of the Registrant pursuant to the merger described herein. Pursuant to Rule 457(f)(2) under the Securities Act, the registration fee has been calculated based on the book value of the VLS common stock to be acquired and the maximum number of shares of VLS common stock to be acquired by the Registrant pursuant to the merger.

                        --------------------------------
        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                          VIDEO LEARNING SYSTEMS, INC.

                             6111 Blue Circle Drive
                        Minnetonka, Minnesota 55343-9108
                                 (612) 930-1011

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON _______ ___, 1999

TO THE SHAREHOLDERS OF VIDEO LEARNING SYSTEMS, INC.:

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Video Learning Systems, Inc., a Minnesota corporation ("VLS"), will be held on _______, 1999, at 10:00 a.m., local time, at the offices of Lindquist & Vennum P.L.L.P. located at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota for the following purposes:

         1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of July 1, 1999, by and between Cardia, Inc., a Minnesota corporation, and Video Learning Systems, Inc., a Minnesota corporation, and to approve the merger of VLS with and into Cardia pursuant to which the separate existence of VLS will cease; and

         2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of that meeting.

         Information regarding the merger agreement and the merger and related matters as well as any other matters to be acted upon at the special meeting is contained in the attached joint proxy statement/prospectus and its appendices.

         THE BOARD OF DIRECTORS OF VLS UNANIMOUSLY RECOMMENDS THAT VLS SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

         The close of business on September 2, 1999 has been fixed by the board of directors of VLS as the record date for determination of the shareholders of VLS entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of VLS shareholders entitled to vote at the special meeting will be available for examination during ordinary business hours at the offices of VLS' legal counsel, Duckson & Carlson, LLC, 10 South Fifth Street, Suite 300, Minneapolis, Minnesota for 10 days prior to the special meeting.

         Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering a written notice of such revocation or a duly executed, later-dated proxy to Video Learning Systems, Inc., 6111 Blue Circle Drive, Minnetonka, Minnesota 55343-9108, Attention: Paul R. Peterson, Secretary, or by attending the special meeting and voting in person.

                                       By order of the Board of Directors,



                                       Paul R. Peterson, Secretary

Minneapolis, Minnesota
________, 1999


--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.
                     HOLDERS OF VLS COMMON STOCK SHOULD NOT
                 SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

--------------------------------------------------------------------------------

                          VIDEO LEARNING SYSTEMS, INC.


                             6111 BLUE CIRCLE DRIVE
                        MINNETONKA, MINNESOTA 55343-9108


Dear VLS Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of Video Learning Systems, Inc. on ___________, _______ __, 1999 at the offices of Lindquist & Vennum P.L.L.P. located at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota, at 10:00 a.m., local time. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement entered into between VLS and Cardia, Inc. As a result of the transaction, VLS will merge with and into Cardia whereby the separate legal existence of VLS will terminate and you will become a shareholder of Cardia.

         The merger contemplates a taxable exchange of shares of VLS common stock for shares of Cardia common stock. Upon the closing of the merger, the holders of the outstanding shares of VLS common stock will receive a total of 200,000 shares of Cardia common stock. As a result, each outstanding VLS share will be exchanged for 0.188 of a share of Cardia common stock.

         Cardia common stock is not currently traded on any market, although it is expected to begin trading on the over-the-counter market under the symbol "CRDI" following the merger. VLS common stock is not traded on any market.

         VLS' BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE BOTH THE MERGER AGREEMENT AND THE MERGER.

         Because of the significance of the merger, your participation in the special meeting, either in person or by proxy, is especially important. We hope you will be able to attend the special meeting. However, even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of common stock will be represented at the special meeting. If you do attend, you will, of course, be able to vote your shares in person.

         Thank you. We look forward to seeing you at the special meeting.



                               Peter R. Peterson
                               Chairman of the Board and Chief Executive Officer

         WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS DOCUMENT IN ITS ENTIRETY. YOU SHOULD BE AWARE THAT THE MERGER INVOLVES CERTAIN RISKS TO VLS SHAREHOLDERS, INCLUDING THOSE RISKS IDENTIFIED AS "RISK FACTORS" BEGINNING ON PAGE 7.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.



       THIS DOCUMENT IS DATED _________, 1999 AND IS FIRST BEING MAILED TO
                   SHAREHOLDERS ON OR ABOUT __________, 1999.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION............................................1
WHO CAN HELP ANSWER YOUR QUESTIONS.............................................1
SUMMARY........................................................................2
   The Companies...............................................................2
   The Combined Company........................................................3
   Exchange Ratio..............................................................3
   Ownership of Cardia Following the Merger....................................3
   Reasons for the Merger......................................................3
   VLS' Recommendation to You..................................................4
   The Special Meeting.........................................................4
   Record Date and Voting Power................................................4
   Required Vote...............................................................4
   Exchange of Stock Certificates..............................................4
   Share Ownership of Management and Certain Shareholders......................5
   Market Price Information....................................................5
   Tax Matters.................................................................5
   Dissenters' Rights..........................................................5
   Conditions to the Merger....................................................5
   Limitation on Discussing or Negotiating Other Transaction Proposals.........6
   Termination of the Merger Agreement.........................................6
RISK FACTORS...................................................................7
   Risks Relating to the Merger................................................7
   Risks Relating to Cardia's Business.........................................8
COMPARATIVE PER SHARE DATA....................................................14
PRO FORMA FINANCIAL INFORMATION...............................................15
THE VLS SPECIAL MEETING.......................................................15
   Date, Time and Place of Meeting............................................15
   Purpose of the VLS Special Meeting.........................................15
   Record Date and Outstanding Shares.........................................16
   Voting of Proxies..........................................................16
   Vote Required..............................................................16
   Quorum; Abstentions; Broker Non-Votes......................................16
   Solicitation of Proxies; Expenses..........................................17
   Other Matters..............................................................17
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS...............................17
   Background of the Merger...................................................17
   Reasons for Merger.........................................................18
   Recommendation of the VLS Board............................................20
   Interests of Certain Persons in the Merger.................................20
   Material Federal Income Tax Consequences...................................20
   Accounting Treatment of the Merger.........................................22
   Expenses...................................................................22

   Appraisal Rights...........................................................22
   Resale of Cardia Common Stock..............................................25
MATERIAL TERMS OF THE MERGER AGREEMENT........................................26
   Structure of the Merger....................................................26
   Effective Time of the Merger...............................................26
   Merger Consideration.......................................................26
   Exchange of Shares.........................................................26
   Conditions to the Merger...................................................27
   Representations and Warranties.............................................28
   Covenants; Conduct of Business Prior to the Merger.........................28
   Limitation on Discussing or Negotiating other Transaction Proposals........29
   Termination of the Agreement...............................................30
INFORMATION WITH RESPECT TO CARDIA............................................31
   Business of Cardia.........................................................31
   Market for Cardia's Common Equity and Related Shareholder Matters..........36
   Management's Discussion and Analysis of Financial Condition and
     Results of Operations....................................................37
   Management's Plan of Operation.............................................37
   Management.................................................................39
   Stock Option Plan and Related Information..................................40
   Indemnification and Waiver of Director Liability...........................41
   Principal Shareholders.....................................................42
INFORMATION WITH RESPECT TO VLS...............................................44
   Business of VLS............................................................44
   Market for VLS' Common Equity and Related Shareholder Matters..............44
   Management's Discussion and Analysis of Financial Condition and
     Results of Operations....................................................44
   Principal Shareholders.....................................................46
   Executive Compensation and other Matters...................................47
COMPARISON OF RIGHTS OF HOLDERS OF CARDIA COMMON STOCK
  AND HOLDERS OF VLS COMMON STOCK.............................................47
   Description of Cardia Capital Stock........................................47
   Comparative Rights of Cardia and VLS Shareholders..........................48
INDEPENDENT ACCOUNTANTS.......................................................51
LEGAL MATTERS.................................................................51
REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS OF VLS......................51
INDEX TO CARDIA FINANCIAL STATEMENTS.........................................F-1
   Report of Independent Accountants.........................................F-2
   Balance Sheets as of December 31, 1997 and 1998, and June 30,
     1999 (unaudited)........................................................F-3
   Statements of Operations for the period ended December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999 (unaudited)................................F-4
   Statement of Advances by Parent and Shareholders' Equity for the
     period ended December 31, 1997 and the year ended December 31, 1998.....F-5
   Statements of Cash Flows for the period ended December 31, 1997, the year ended December 31, 1998, and the six month periods ended June 30, 1998 and 1999 (unaudited)................................F-6
   Notes to Financial Statements.............................................F-7

INDEX TO VLS FINANCIAL STATEMENTS...........................................F-12
   Independent Auditors' Report.............................................F-13
   Balance Sheets as of December 31, 1997 and 1998, and June 30, 1999
     (unaudited)............................................................F-14
   Statements of Income for the years ended December 31, 1997 and 1998, and for the six month period ended June 30, 1999 (unaudited)...........F-15
   Statements of Shareholders' Equity for the years ended December 31,
     1997 and 1998, and for the period ended June 30, 1999 (unaudited)......F-16
   Statements of Cash Flows for the years ended December 31, 1997 and 1998, and for the six month period ended June 30, 1999
     (unaudited)............................................................F-17
   Notes to Financial Statements............................................F-18
APPENDICES:
   Appendix A: Agreement and Plan of Merger Between Cardia, Inc. and
     Video Learning Systems, Inc. dated as of July 1, 1999..................A-1
   Appendix B: Minnesota Statutes, Section 302A.471 and Section 302A.473....B-1

                       WHERE YOU CAN FIND MORE INFORMATION


     Cardia files annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by Cardia at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for further information about its public reference facilities. Cardia's SEC filings are also available to the public at the SEC's website at http: //www.sec.gov. VLS does not file any reports with the SEC.


                       WHO CAN HELP ANSWER YOUR QUESTIONS


     If you have additional questions about the merger, you should contact:


                          VIDEO LEARNING SYSTEMS, INC.
                             6111 Blue Circle Drive
                        Minnetonka, Minnesota 55343-9108
                          Attention: Peter R. Peterson
                           Phone Number (612) 930-1011


                                  CARDIA, INC.
                              13754 Frontier Court
                           Burnsville, Minnesota 55337
                           Attention: Joseph A. Marino
                          Phone Number: (612) 997-2100

--------------------------------------------------------------------------------

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER AVAILABLE INFORMATION REFERRED TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

     WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS AND INFORMATION PRESENTED IN THIS SUMMARY.

     CARDIA HAS PROVIDED THE INFORMATION IN THIS DOCUMENT ABOUT CARDIA AND VLS HAS PROVIDED THE INFORMATION IN THIS DOCUMENT ABOUT VLS.

     THE RISK FACTORS BEGINNING ON PAGE 7 SHOULD BE CONSIDERED CAREFULLY BY THE VLS SHAREHOLDERS IN EVALUATING WHETHER TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD ALSO BE CONSIDERED IN CONJUNCTION WITH FORWARD-LOOKING STATEMENTS MADE IN THIS DOCUMENT OR IN ANY OTHER INFORMATION OR DOCUMENT INCLUDED OR INCORPORATED BY REFERENCE HEREIN.

THE COMPANIES

Cardia, Inc. (SEE PAGE 31)
13754 Frontier Court
Burnsville, Minnesota 55337
(612) 997-2100

     Cardia, Inc. was formed in October of 1998 as a subsidiary of Applied Biometrics, Inc. It was spun off to the shareholders of Applied Biometrics in a distribution on February 11, 1999. Cardia is developing, manufacturing and marketing transcatheter closure device products for the repair of certain cardiac defects.

     Transcatheter closure devices are a new family of small, implantable devices which are delivered through a catheter inserted into a major blood vessel to permanently repair certain cardiac defects. The procedure is performed in a cardiac catheterization laboratory and is intended to reduce the need for open heart surgery. Cardia is in the initial stages of developing these closure devices. Cardia believes its closure devices offer certain advantages over transcatheter closure devices offered by its competitors.

     Cardia is currently marketing and selling a device for the closure of a pediatric cardiac defect known as patent ductus arteriosus on an experimental basis in Europe only. This defect is an abnormal passage between two major blood vessels of the heart and is generally corrected in children. Cardia is also currently focusing significant development and regulatory approval efforts on a closure device for the correction of another cardiac defect known as patent foramen ovale. The foramen ovale defect is an abnormal passage between the right and left chambers of the heart and is generally corrected in adults.

     The pediatric product variant has already been sold in Germany as an experimental device. That product has been implanted successfully in over 150 human cases on an experimental basis. Cardia expects to complete enhancements to its adult device in the near future and has begun selling and distributing the adult device on an experimental basis in Europe while pursuing certain regulatory approvals.

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


--------------------------------------------------------------------------------

Video Learning Systems, Inc. (SEE PAGE 44)
6111 Blue Circle Drive
Minnetonka, Minnesota 55343-9108
(612) 930-1011

     Video Learning Systems, Inc. was incorporated as a Minnesota corporation on December 7, 1982. From 1982 to 1989, VLS was engaged in the development, production, manufacturing and marketing of "self-help" and "how-to" video tapes covering a variety of topics for the home video market. VLS focused its initial efforts on researching the video market and then became a co-producer for a number of video tapes, including exercise and training tapes and tapes for teaching preschool children. VLS ceased operations in approximately 1989 and has not engaged in any active operations since that time.

     VLS currently has no active business or significant assets other than cash, cash equivalents and a note receivable. The company's only income during the last four fiscal years was attributable to certain interest and dividend income. VLS has no employees, facilities or operations of any kind.

     It is expected that Peter R. Peterson, a director and officer of VLS, will be elected to the board of directors of Cardia upon the completion of the merger. No other director, officer, employee or member of VLS' management will be a director or part of the management organization of Cardia.

THE COMBINED COMPANY

     The combined company will carry on the current business of Cardia. Cardia will not change its operations or strategies following the merger.

EXCHANGE RATIO (SEE PAGE 26)

     VLS shareholders will receive 0.188 of a share of Cardia common stock for each share of VLS common stock owned immediately prior to the closing of the merger.

OWNERSHIP OF CARDIA FOLLOWING THE MERGER (SEE PAGE 26)

     VLS shareholders will receive a total of 200,000 shares of Cardia common stock in the merger. Based on the number of shares of Cardia common stock outstanding on June 30, 1999, existing VLS shareholders will own approximately 16.7% of the outstanding Cardia common stock after the merger.

REASONS FOR THE MERGER (SEE PAGE 18)

     CARDIA. A special committee of the board of directors of Cardia approved the merger based on a number of factors including, among other things, the following:

     * the merger is an efficient way for Cardia to acquire cash necessary for the company to pursue its business plans and strategies for growth;

     * the merger will enable Cardia to obtain the services of Peter R. Peterson as a member of its board of directors; and

     * the merger will provide an efficient way for Cardia to expand the ownership and interest in the company and its business.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     VLS. The board of directors of VLS believes that the merger should result in a number of benefits to VLS shareholders, including, among other benefits, the following:

     * the merger will provide holders of VLS common stock with an opportunity to obtain increased value through the potential growth of an operating business, as compared to VLS which has not engaged in any significant operational activity for approximately ten years;

     * the merger will afford holders of VLS common stock with the opportunity to own stock in an active business enterprise and potentially participate in a market for their shares which is not currently available to shareholders of VLS; and

     * the merger will offer holders of VLS common stock a greater diversification of risk by an investment in Cardia instead of VLS.

VLS' RECOMMENDATION TO YOU (SEE PAGE 20)

     The VLS board of directors believes that the merger is fair to you and in your best interests. The VLS board of directors unanimously recommends that you vote "For" the adoption of the merger agreement and approval of the merger.

THE SPECIAL MEETING (SEE PAGE 15)

     A special meeting of the shareholders of VLS will be held on _______, 1999, at the offices of Lindquist & Vennum P.L.L.P. located at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota at 10:00 a.m. local time to adopt the merger agreement and to consider and vote upon a proposal to approve the merger.

RECORD DATE AND VOTING POWER (SEE PAGE 16)

     You are entitled to vote at the special meeting if you owned shares of VLS common stock on the close of business on September 2, 1999, the record date for the special meeting. You will have one vote at the special meeting for each share of VLS common stock you owned on the record date. There are 1,063,750 shares of VLS common stock entitled to be voted at the special meeting.

REQUIRED VOTE (SEE PAGE 16)

     The adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of VLS common stock outstanding on the record date.

EXCHANGE OF STOCK CERTIFICATES

     If you are a VLS shareholder, you should not send in your stock certificates now. After the merger is completed, Cardia will send VLS shareholders written instructions for receiving shares of Cardia common stock in exchange for their stock certificates. Cardia shareholders will keep their current certificates, and will continue to hold the same number of shares of Cardia common stock after the merger.

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


--------------------------------------------------------------------------------

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (SEE PAGE 46)

     The directors and executive officers of VLS own approximately 21.1% of the shares entitled to vote at the special meeting. All of them have agreed to vote their shares for the adoption of the merger agreement and approval of the merger.

MARKET PRICE INFORMATION (SEE PAGE 36)

     Cardia common stock is not traded on any exchange or market, although a market is expected to develop after the merger closes. VLS common stock is not traded on any exchange or market.

TAX MATTERS (SEE PAGE 20)

     The merger will be a taxable event and result in a taxable gain to most of you. In other words, the exchange of shares of VLS common stock for shares of Cardia common stock in the merger will be taxable to you for federal income tax purposes. Your tax basis in the shares of Cardia common stock that you will receive in the merger will equal the sum of your current tax basis in your VLS common stock and any gain you realize as a result of the exchange of shares in the merger. The management of Cardia does not believe that the merger will create a tax obligation for Cardia.

     TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

DISSENTERS' RIGHTS (SEE PAGE 22)

     VLS is organized under Minnesota law. Under Minnesota law, shareholders of VLS have a right, under certain conditions, to an appraisal of the value of their shares in connection with the merger. These dissenters' rights are set forth in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached to this document as Appendix B.

     YOU SHOULD BE AWARE THAT A FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

CONDITIONS TO THE MERGER (SEE PAGE 27)

     Cardia and VLS will not complete the merger unless several conditions are satisfied or, in some cases, waived, including the following:

     * adoption of the merger agreement and approval of the merger by the VLS shareholders;

     * receipt of all material approvals and consents of third parties necessary to consummate the merger;

     * the registration statement of which this document is a part being declared effective under the Securities Act of 1933;

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


--------------------------------------------------------------------------------

     * receipt of all permits and authorizations required by applicable state securities laws for Cardia common stock to be issued in connection with the merger;

     * compliance by Cardia and VLS with their obligations under the merger agreement and the representations and warranties made by Cardia and VLS, respectively, in the merger agreement being true; and

     * delivery by counsel for each company of its legal opinion to the other company.

LIMITATION ON DISCUSSING OR NEGOTIATING OTHER TRANSACTION PROPOSALS (SEE PAGE
29)

     VLS has agreed not to pursue a business combination or other significant transaction with another party while the merger is pending, unless such party has made a proposal to the VLS board of directors for a superior transaction with VLS.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 30)

     Cardia and VLS can agree by mutual written consent to terminate the merger agreement at any time, whether before or after the receipt of shareholder approval. In addition, either company can terminate the merger agreement if certain events occur, including the following:

     * the shareholders of VLS do not vote to approve the merger and adopt the merger agreement;

     * either party materially breaches its representations, warranties, covenants or agreements set forth in the merger agreement and fails to exercise commercially reasonable efforts to cure such breach; or

     * the VLS board of directors breaches its obligation not to pursue an alternative business transaction, recommends, approves or authorizes the acceptance or execution of a letter of intent or definitive agreement providing for an alternative transaction to the merger, withdraws or modifies, in a manner materially adverse to Cardia, its recommendation to its shareholders to approve the merger, or fails to recommend against acceptance of a tender or exchange offer or takes no position with respect to such offer within ten days after such offer is made.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF CARDIA AND VLS. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "FUTURE," "INTENDS," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ONLY REFLECT MANAGEMENT'S EXPECTATIONS AND ESTIMATES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF COMPETITION, TECHNOLOGICAL CHANGE, GENERAL ECONOMIC CONDITIONS AND THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS.

         WE ARE NOT UNDERTAKING ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT TO REFLECT ANY FUTURE EVENTS OR DEVELOPMENTS.

         THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY VLS SHAREHOLDERS IN EVALUATING WHETHER TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. SEE ALSO "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1.

                          RISKS RELATING TO THE MERGER

THE COSTS OF COMPLETING THE MERGER    Cardia and VLS estimate that they will
ARE SUBSTANTIAL AND MAY ADVERSELY     incur aggregate, direct transaction costs
AFFECT CARDIA'S RESULTS OF            of approximately $50,000 associated with
OPERATIONS                            the merger, which will be charged to
                                      operations in the quarter in which the
                                      merger is consummated. This estimate
                                      primarily includes fees for attorneys,
                                      accountants, financial printing and other related charges.

HOLDERS OF VLS COMMON STOCK WILL      Following the merger, holders of VLS
HAVE DIFFERENT RIGHTS AS HOLDERS      common stock will become OF holders of
CARDIA COMMON STOCK FOLLOWING THE     Cardia common stock. Certain differences
MERGER                                exist between the rights of VLS
                                      shareholders under VLS' articles of
                                      incorporation and VLS' bylaws, and the
                                      rights of Cardia shareholders under
                                      Cardia's articles of incorporation and
                                      Cardia's bylaws. See "Comparative Rights of Cardia and VLS Shareholders" on page
                                      48.

THE MERGER IS TAXABLE                 The merger will be taxable. This means
                                      that, depending on your current tax basis in the shares of VLS common stock that you own, you may recognize a taxable gain or loss in connection with the shares of Cardia common stock and cash in lieu of fractional shares, if any, you receive in the merger. Your gain or loss will be based on the difference between your basis in your VLS shares and the fair market value of the Cardia common stock you receive in exchange for those shares.
                                      Cardia has determined that the fair market value of its common stock is $1.00. That determination is, however, subject to challenge by the Internal Revenue Service, which could result in an increase in the gain, or a decrease in the loss, you will recognize. See "Material Federal Income
                                      Tax Consequences" on page 20.

THE SECURITIES YOU RECEIVE IN THE     The net book value of your VLS shares as
MERGER MAY NOT HAVE A VALUE EQUAL     of June 30, 1999 was approximately $0.51
TO OR GREATER THAN THE VALUE OF       per share. See "Comparative Per Share Data
YOUR VLS SHARES                       - VLS" on pages 14-15. Although net book
                                      value is not necessarily the amount you
                                      would receive if VLS were liquidated, it is one approximation of the value of your shares. In the merger, you will exchange
                                      5.32 shares of VLS common stock for one
                                      share of Cardia common stock. Cardia's
                                      common stock does not currently trade on any market and, therefore, it is not possible to determine the exact fair market value of a share of Cardia common stock. A special committee of Cardia's board of directors has, however, determined that the fair market value of a share of Cardia's common stock is $1.00 per share, based on recent sales of Cardia's common stock. See "Material
                                      Federal Income Tax Consequences" on pages
                                      20-21. A market for Cardia's common stock may develop after consummation of the merger on the over-the-counter market.
                                      The trading price for Cardia's common
                                      stock in that market may be at, above or below $1.00 per share.


                       RISKS RELATING TO CARDIA'S BUSINESS

CARDIA IS AN EARLY STAGE IMPLANTABLE  Cardia is an implantable medical device
MEDICAL DEVICE COMPANY AND DOES NOT   company in an early stage of development.
HAVE AN OPERATING HISTORY ON WHICH    This is particularly significant because
TO EVALUATE CARDIA'S BUSINESS AND     the implantable medical device industry is
PROSPECTS                             a market in which there is an increasing
                                      number of companies, intense competition, and a high failure rate. Cardia has no significant operating history which you may use to evaluate its business and prospects. Cardia's prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by implantable medical device companies in an early stage of development. There can be no assurance that Cardia will be able to complete its products under development, that those products will be approved for marketing, that those products will be accepted in the marketplace, or that those products can be sold at a profit. Consequently, an investment in Cardia common stock is highly speculative. Cardia does not guarantee any return on an investment in its common stock.

THERE IS NO ESTABLISHED MARKET FOR    The closure devices Cardia is currently
CARDIA'S PRODUCTS                     developing are completely new methods of
                                      treating cardiac defects and have not been widely tested. Open heart surgery has been the standard treatment for these defects for many years. Cardia cannot assure you that it will be able to establish a market for its closure devices under development or that the market will be significant. If
                                      Cardia is not able to establish a
                                      significant market, it may not become
                                      profitable.

NON-COMPLIANCE WITH THE EXTENSIVE     In the United States, Cardia's closure
REGULATIONS IMPOSED BY THE UNITED     devices are considered to be implantable
STATES FOOD AND DRUG                  medical devices, and they will require
ADMINISTRATION COULD HAVE A           clearance or approval by the United States
SIGNIFICANT NEGATIVE IMPACT ON        Food and Drug Administration before
CARDIA'S BUSINESS                     commercial sales can be made in the United
                                      States. The FDA also imposes
                                      post-marketing controls on Cardia and its products. If Cardia fails to meet these extensive FDA requirements, Cardia and its employees could be exposed to significant restrictions and penalties. Failure to meet FDA requirements could also cause
                                      Cardia to experience reduced revenues and possible losses.

EXPORT AND IMPORT REGULATIONS         If Cardia sells its medical devices
COULD DELAY OR INHIBIT CARDIA'S       outside the United States or Europe, it
ABILITY TO SELL ITS PRODUCTS IN       will be subject to United States export
FOREIGN COUNTRIES                     requirements and foreign regulatory
                                      requirements. Each country, other than
                                      members of the European Union, has
                                      different legal restrictions on the sale of imported medical devices. These restrictions may expose Cardia to requirements and time frames that are very different from those applicable in the United States and Europe. Cardia cannot guarantee that it will be able to obtain regulatory approvals or clearances for the sale of its products under development in foreign countries.

CARDIA HAS A HISTORY OF OPERATING     Prior to its spin off in early 1999 from
LOSSES                                Applied Biometrics, Inc., Cardia's
                                      business incurred a net operating loss of $457,866 in fiscal year 1997 and a net operating loss of $836,386 in fiscal year
                                      1998. Through June 30, 1999 and under its separate administration of the business,
                                      Cardia has incurred a net loss of
                                      $226,753. As of June 30, 1999, Cardia's
                                      accumulated deficit was $1,521,007. Its
                                      losses have resulted principally from
                                      expenses incurred in research and
                                      development and general, selling and
                                      administrative expenses. Cardia has had
                                      only limited revenues to date.

CARDIA'S FUTURE PROFITABILITY IS      Cardia has generated minimal revenues from
UNCERTAIN                             the sale of its products under development
                                      and Cardia can not guarantee that it will be able to generate significant revenues in the future. Cardia expects its operating losses to continue for the near future as the company's research and development, sales and marketing activities, and operations continue.
                                      Cardia's ability to achieve profitability depends upon its ability to obtain necessary government approvals, develop its sales and marketing capacity, and successfully market and sell its products, none of which can be assured. It is uncertain when Cardia will become profitable. See "Information with Respect to Cardia - Business of Cardia" on page
                                      31.

INSURANCE REIMBURSEMENT FOR           Cardia's ability to successfully
CARDIA'S PRODUCTS IS UNCERTAIN        commercialize the products it has under
                                      development depends in part on obtaining adequate reimbursement for such products from government and private health care insurers (including health maintenance organizations and other third-party payors). Physicians' decisions to recommend products such as Cardia's are likely to be heavily influenced by the scope and extent of reimbursement for such products by third-party payors. Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new treatment products. In particular, services which are determined to be investigational in nature or which are not considered "reasonable and necessary" for treatment may be denied reimbursement coverage. If adequate reimbursement coverage is not available from insurers or third-party payors, it is uncertain whether individuals will elect to directly pay for Cardia's products under development. If insurers or third-party payors and individuals are unwilling to pay for Cardia's products under development, then the company's potential revenue and earnings will be significantly decreased or eliminated.

CARDIA'S ABILITY TO PROTECT ITS       Cardia's success will partly depend on its
PROPRIETARY TECHNOLOGY IS UNCERTAIN   ability to obtain patent protection for
                                      its products in the United States and in other countries. In addition, the success of Cardia will also depend on its ability to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that Cardia's patent applications will ever be issued as patents or that the claims of any issued patents will afford meaningful protection for its technology or products under development. Furthermore, others may develop similar products which avoid infringing upon, or conflicting with,
                                      Cardia's patents or patent applications.
                                      In addition, there can be no assurance
                                      that any patents issued to Cardia will not be challenged and subsequently narrowed, invalidated or circumvented. See
                                      "Information with Respect to Cardia -
                                      Business - Patents, Trademarks and
                                      Proprietary Rights" on page 35.

                                      Cardia also relies on unpatented
                                      proprietary technologies. Cardia relies on confidentiality agreements with its employees and consultants to protect such proprietary technologies. There can be no assurance that Cardia can adequately protect its rights to such unpatented proprietary technologies, that others will not independently develop substantially equivalent proprietary information or techniques, or otherwise gain access to Cardia's proprietary technologies or disclose such technologies. See "Information with Respect to Cardia - Business - Patents, Trademarks and Proprietary Rights" on page 35.

CARDIA'S PATENTS MAY CONFLICT WITH    Cardia's products under development may
PATENTS GRANTED TO OTHER PARTIES      also conflict with patents which have been
                                      or may be granted to others. As the
                                      medical device industry expands and more patents are filed and issued, the risk increases that Cardia's products under development may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions, or individuals. Such entities or persons could bring legal proceedings against Cardia seeking damages or seeking to enjoin Cardia from testing, manufacturing or marketing its products under development. Patent litigation is costly, and even if Cardia prevails, the cost of such litigation could have an adverse effect on the company. If the other parties in any such actions are successful, in addition to any liability for damages, Cardia could be required to cease the infringing activity or obtain a license. Such a license may not be available to Cardia on acceptable terms, if at all. If Cardia fails to obtain a license to any technology that it requires to commercialize its products under development, the company would experience a material adverse effect on its business, financial condition, potential revenues and earnings.

TECHNOLOGICAL CHANGES MAY RESULT IN   Market acceptance and sales of Cardia's
OBSOLESCENCE OF CARDIA'S PRODUCTS     products under development may also be
                                      adversely affected by technological
                                      change. It is uncertain whether Cardia's competitors will succeed in developing products that are less expensive or more effective than the company's products under development. Further, it is uncertain whether such developments may render Cardia's technology or products under development less competitive or obsolete.

CARDIA HAS LIMITED MARKETING AND      Cardia currently has a very limited sales
SALES EXPERIENCE                      and marketing organization. Cardia is in
                                      the process of developing additional sales and marketing resources. Cardia can not guarantee, however, that it will be able to build a direct sales force or marketing organization, that, if established, such organization will be cost effective, or that the company's sales and marketing efforts will be successful. Cardia also can not guarantee that it will be able to enter into agreements with distributors or collaborative arrangements on a timely basis or at all. Cardia also can not guarantee that distributors or collaborators will devote adequate resources to selling the company's products under development. If Cardia fails to build an effective sales and marketing organization or to establish effective distribution or collaborative relationships, the company will experience a material adverse effect on its business, financial condition, and potential revenues and earnings.

CARDIA HAS LIMITED MANUFACTURING      Cardia must manufacture its products under
EXPERIENCE                            development in accordance with regulatory
                                      requirements, in commercial quantities, at appropriate quality levels and at acceptable costs if it is to be successful. Cardia has not yet been required to produce its closure devices in large quantities at competitive costs.
                                      There can be no assurance that the company will be able to do so. If Cardia receives governmental approval to widely market its closure devices, there can be no assurance that the company will be successful in making the transition to commercial production of these products.

CARDIA HAS SIGNIFICANT PRODUCT        Cardia's business exposes the company to
LIABILITY EXPOSURE                    significant potential liability risks
                                      inherent in the use of implantable medical devices. Cardia does not know whether liability claims will be asserted against it. Cardia does have product liability insurance which it believes provides coverage for the application and use of its products under development. It is uncertain, however, whether the company will be able to maintain such insurance on acceptable terms or that such insurance coverage will be in a sufficient amount.
                                      Any insurance obtained may not provide
                                      adequate coverage against potential
                                      liabilities. A liability claim, even one without merit, could result in significant legal defense costs which would increase
                                      Cardia's expenses, lower its potential
                                      earnings and even result in losses.

CARDIA DEPENDS ON KEY PERSONNEL       Because of the specialized scientific
                                      nature of Cardia's business, Cardia is
                                      highly dependent upon its ability to
                                      attract and retain qualified management, scientific and technical personnel. Cardia will also depend on its ability to hire qualified marketing and sales personnel.
                                      Competition for scientific, marketing and sales personnel is intense. A loss of the services of Joseph A. Marino, Chairman and
                                      Chief Executive Officer of Cardia, could adversely affect the operation of the company and its research and development programs, and could impede the achievement of the company's business objectives.
                                      Cardia does not currently maintain key-man life insurance on any of its personnel.
                                      There can be no assurance that the company will be successful in hiring or retaining qualified personnel. The loss of key personnel, or the company's inability to hire and retain qualified personnel, could have a material adverse effect on Cardia's business, financial condition, and potential revenues and earnings.

THERE IS NO CURRENT PUBLIC MARKET     To date, there has been no public market
FOR CARDIA'S COMMON STOCK             for Cardia's common stock. While Cardia
                                      has agreed to use commercially reasonable efforts to cause the company's common stock to be approved for trading on the local over-the-counter market, there can be no assurance that an active trading market for Cardia common stock will develop or be sustained. See "Market for Cardia's Common Equity and Related
                                      Shareholder Matters - Market Information" on page 36.

IT IS POSSIBLE THAT CARDIA'S COMMON   The stock market has, from time to time,
STOCK PRICE WILL BE VOLATILE          experienced extreme price and volume
                                      fluctuations which have particularly
                                      affected the market prices for emerging
                                      medical device companies and which have
                                      often been unrelated to the operating
                                      performance of such companies. These broad market fluctuations may adversely affect the market price of Cardia's common stock;
                                      if a market develops. Following periods of volatility in the market price of a company's stock, securities class action litigation has sometimes occurred against the issuing company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse affect on Cardia's potential revenues and earnings. Any adverse determination in such litigation could also subject Cardia to significant liabilities.

CARDIA IS SUBJECT TO ANTI-TAKEOVER    The effect of certain provisions of the
LAWS; CERTAIN PROVISIONS OF CARDIA'S  Minnesota Business Corporation Act and the
ARTICLES OF INCORPORATION MAY HAVE    ability of the company's board of
AN ANTI-TAKEOVER EFFECT               directors to issue preferred stock without
                                      shareholder approval may have the effect of delaying or preventing a change in control or merger of Cardia which could operate to the detriment of its shareholders. See "Description of Cardia
                                      Capital Stock - Cardia Preferred Stock
                                      and - Business Combinations and Control
                                      Share Acquisitions" on pages 48 and 50,
                                      respectively.

                           COMPARATIVE PER SHARE DATA

         Set forth below are the net income and book value per common share data for Cardia and VLS on a historical basis and for Cardia on a combined pro forma basis, and certain equivalent pro forma per share data for VLS. The Cardia combined pro forma data was derived by combining historical financial information of Cardia and VLS. The equivalent combined pro forma per share data for VLS was calculated by multiplying the Cardia pro forma per common share data by the exchange ratio of 0.188.

         The information in the table below should be read in conjunction with the respective audited and unaudited financial statements and related notes of Cardia and VLS included elsewhere in this document.


                                     CARDIA

                                                                     Six Months
                                                  Year Ended            Ended
                                               December 31, 1998    June 30,1999
                                               -----------------    ------------

HISTORICAL PER COMMON SHARE DATA:(1)
   Income (loss) from continuing operations
      Basic                                          $(2.23)            $(.33)
      Diluted                                        $(2.23)            $(.33)
   Book Value                                        $ 0.54             $ 1.19


COMBINED PRO FORMA PER COMMON
 SHARE DATA:(2)
   Income (loss) from continuing operations
      Basic                                          $(1.41)            $(.25)
      Diluted                                        $(1.41)            $(.25)
   Book Value                                        $ 1.29             $ 1.54

---------------------

(1) The weighted average number of shares of Cardia common stock used in calculating the historical per common share data for Cardia was 375,000 at December 31, 1998 and 690,613 at June 30, 1999.

(2) The weighted average number of shares of Cardia common stock, including shares to be issued in the merger, used in calculating combined pro forma per common share data was 574,985 at December 31, 1998 and 890,598 at June 30, 1999.

                                       VLS

                                                                     Six Months
                                                  Year Ended           Ended
                                               December 31, 1998   June 30, 1999
                                               -----------------   -------------

HISTORICAL PER COMMON SHARE DATA:
   Income (loss) from continuing operations
      Basic                                         $0                  $0
      Diluted                                       $0                  $0
   Book Value                                       $.50                $.51


EQUIVALENT COMBINED PRO FORMA PER COMMON
 SHARE DATA:
   Income (loss) from continuing operations
      Basic                                         $(.27)             $(.05)
      Diluted                                       $(.27)             $(.05)
   Book Value                                       $ .24              $ .29


                         PRO FORMA FINANCIAL INFORMATION

         VLS has not conducted an active business since 1989. Its net assets primarily consist of cash and a note receivable totaling $544,881 at June 30, 1999, which will be included on the balance sheet of Cardia following the merger less approximately $50,000 of transaction costs. VLS has not generated operating income since it ceased active business operations. Its only income has been in the form of interest and dividend income which totaled $33,667 and $14,898 for the year ended December 31, 1998 and the six-month period ended June 30, 1999, respectively. This source of income will now be included in Cardia's income statements in future periods to the extent these assets continue to be held in their current form. VLS has historically incurred selling, general and administrative expenses. Those expenses will be eliminated following the merger.

         A detailed presentation of the pro forma effects of the merger is not included in this document because a limited number of pro forma adjustments are required, as discussed above, and those adjustments are easily determinable and calculable based on a review of the financial information regarding Cardia and VLS presented in this document.


                             THE VLS SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

         The VLS special meeting will be held at the offices of Lindquist & Vennum P.L.L.P. located at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota, on _________________, 1999 at 10:00 a.m. local time.

PURPOSE OF THE VLS SPECIAL MEETING

         The purpose of the VLS special meeting is to approve and adopt the merger agreement and the merger. VLS shareholders may also consider and vote on such other matters as may properly come before the VLS special meeting or any adjournments or postponements of the meeting.

RECORD DATE AND OUTSTANDING SHARES

         The VLS board of directors has fixed September 2, 1999 as the record date for the VLS special meeting. Only shareholders of record of VLS common stock on the record date are entitled to notice of, and to vote at, the VLS special meeting. As of the record date, there were 73 shareholders of record holding an aggregate of 1,063,750 shares of VLS common stock. Except for the shareholders identified under "VLS Principal Shareholders" on page 46, to the knowledge of VLS, no other person beneficially owned more than 5% of the outstanding VLS common stock as of the record date.

         This document was mailed to all VLS shareholders of record as of the record date and constitutes notice of the VLS special meeting in conformity with the requirements of the Minnesota Business Corporation Act.

VOTING OF PROXIES

         All properly executed proxies that are not revoked will be voted at the VLS special meeting in accordance with the instructions contained in the proxy. If a shareholder signs and returns a proxy without indicating any voting instructions, the shares of VLS common stock that the proxy represents will be voted "FOR" the proposal to adopt and approve the merger agreement and approve the merger under the recommendation of the VLS board of directors or "FOR" adjournment or postponement of the VLS special meeting if an adjournment or postponement, in the discretion of the proxy holders, is determined to be necessary or desirable. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the VLS special meeting by:

         (1)  executing and returning a proxy bearing a later date;

         (2) filing written notice of such revocation with the corporate secretary of VLS stating that the proxy is being revoked; or

         (3)  attending the VLS special meeting and voting in person.

         All written notices of revocation and other communications with respect to revocation of VLS proxies should be sent to: Video Learning Systems, Inc., 6111 Blue Circle Drive, Minnetonka, Minnesota, MN 55343-9108, Attention:
Secretary. Attendance at the VLS special meeting, in and of itself, will not constitute a revocation of a proxy.

VOTE REQUIRED

         Adoption and approval of the merger agreement and approval of the merger require the affirmative vote of holders of a majority of the shares of VLS common stock outstanding as of the record date. Each shareholder of record of VLS common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of VLS at the VLS special meeting.

         At the record date for the special meeting, the directors and executive officers of VLS owned approximately 21.1% of the outstanding shares of VLS common stock entitled to vote at such meeting. All of them have agreed to vote their shares for the adoption of the merger agreement and approval of the merger.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of VLS common stock entitled to vote at the VLS special meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority as to those shares to vote on one or more matters, those shares will be considered represented at the VLS special meeting for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon.

SOLICITATION OF PROXIES; EXPENSES

         VLS will bear the cost of the solicitation of proxies and all related costs. In addition, VLS may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain directors, officers or other employees of VLS may supplement original solicitation of proxies by mail with telephone, facsimile or personal solicitation, without payment of additional compensation.

OTHER MATTERS

         At the date of this document, the VLS board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this document. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.


                 APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

         The terms and conditions of the merger agreement and the merger are the result of arms' length negotiations between representatives of Cardia and representatives of VLS. A summary of those negotiations follows:

         VLS has not engaged in an active business operation since 1989. The management of the company has explored and evaluated a number of potential opportunities for its business and assets since that time, including a number of acquisition opportunities. VLS management has also considered engaging in a new line of business and the merits of liquidating its assets and distributing the proceeds to the company's shareholders. Peter R. Peterson, the Chief Executive Officer of VLS, believed that a merger would give VLS' shareholders an opportunity to participate in an active business enterprise and provide a mechanism for maximizing shareholder value. In May of 1999, Mr. Peterson contacted Joseph A. Marino, the Chief Executive Officer of Cardia, and proposed a merger transaction between VLS and Cardia. Mr. Marino expressed interest in the proposal, but no agreement on terms of a merger was reached during this discussion.

         During subsequent meetings and negotiations between Mr. Marino and Mr. Peterson in May and June of 1999, Mr. Marino proposed a merger which would result in VLS shareholders owning approximately 17% of the resulting company. Mr. Marino's proposal was based on his evaluation of the present value of the assets of VLS, which consisted of cash, cash equivalents, and a note receivable, which he estimated to be substantially less than the nominal per share book value of the company of approximately $.51 per share. Mr. Marino's proposal also took into account the expense and time required to negotiate and consummate a merger transaction that would require the filing of a registration statement with the Securities and Exchange Commission and the involvement of legal counsel and independent accountants on behalf of both Cardia and VLS. After considering Mr. Marino's proposal, Mr. Peterson indicated that it was acceptable to VLS management and that he would present the proposal to the VLS board of directors and, if the VLS board approved the transaction, the company would then submit the proposal to the VLS shareholders.

         Mr. Marino presented the transaction as discussed between himself and Mr. Peterson to a special committee of the Cardia board of directors in June of 1999. After consideration of the present value of the assets of VLS, the determined fair value of the Cardia common stock, the number of shares to be issued to VLS shareholders, the pro forma financial impact of the transaction and the estimated cost and time to complete the transaction, and other benefits and risks associated with the proposed transaction, the special committee of the Cardia board of directors unanimously approved the transaction.

         Mr. Peterson presented the transaction as discussed between himself and Mr. Marino to the VLS board of directors in June of 1999. After consideration of the liquidation value of VLS, the number of shares of Cardia common stock to be received by VLS shareholders, the business and prospects of Cardia, the pro forma financial condition of the combined companies and other benefits and risks associated with the proposed transaction, the VLS board unanimously approved the transaction by written action effective as of July 1, 1999.

REASONS FOR MERGER

         CARDIA'S REASONS FOR THE MERGER

         A special committee of Cardia's board of directors has determined that the merger is fair to and in the best interests of Cardia and its shareholders. In reaching its determination, the special committee of the board of directors considered a number of factors, including the following:

         * the merger is an efficient way for Cardia to acquire cash necessary for Cardia to pursue its business plans and strategies for growth;

         * the merger will enable Cardia to obtain the services of Peter R. Peterson as a member of its board of directors; and

         * the merger will provide an efficient way for Cardia to expand the ownership and interest in the company and its business.

         VLS' REASONS FOR THE MERGER

         VLS' board of directors has determined that the merger is fair to and in the best interests of VLS and its shareholders. In reaching its determination, the VLS board of directors considered a number of factors, including the following:

         * the merger will provide holders of VLS common stock with an opportunity to obtain increased value through the potential growth of an operating business, as compared to VLS which has not engaged in any operational activity for approximately ten years;

         * the merger will afford holders of VLS common stock with the opportunity to own stock in an active business enterprise and potentially participate in a market for their shares which is not currently available to shareholders of VLS;

         * the merger will offer holders of VLS common stock a greater diversification of risk by an investment in Cardia instead of VLS.

         In the course of its deliberations, the VLS board of directors reviewed a number of additional factors relevant to the merger, including, among others:

         * the information concerning Cardia's business, prospects, financial performance and condition, operations, technology, product lines, management and competitive position;

         *   the potential market for the Cardia common stock;

         *   the consideration that VLS shareholders will receive in the merger;

         * the greater potential liquidity of the Cardia common stock as compared with VLS common stock;

         *   current industry and economic conditions;

         * the alternatives available to VLS compared to the consideration proposed to be paid to shareholders pursuant to the merger agreement; and

         * the determination that the terms of the merger agreement are reasonable, including the provisions allowing VLS to respond to certain unsolicited inquiries regarding an acquisition of VLS.

         The VLS board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

         * the loss of control over the future operations of VLS following the merger;

         *   the other risks described above in "Risk Factors;" and

         *   the expected tax treatment of the merger.

         The VLS board of directors believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the shareholders of VLS or the combined company, while others could be avoided or mitigated by VLS or Cardia, and that overall the risks associated with the merger were outweighed by the potential benefits of the merger.

         The foregoing discussion of information and factors considered by the VLS board of directors is not intended to be all inclusive, but is believed to include all material factors considered by the VLS board of directors. In view of the wide variety of factors considered by the VLS board of directors, the VLS board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all the factors set forth above, the VLS board of directors unanimously agreed that the merger agreement and the consummation of the merger were fair to, and in the best interests of VLS and its shareholders, and that VLS should proceed with the merger.

         A special committee of the Cardia board of directors also considered certain potentially negative factors that may result from the merger, including:

         * the potential dilutive effect on Cardia's common stock price if revenue and earnings expectations of the combined company are not achieved;

         * the dilutive effect on Cardia's earnings per share in Cardia's fiscal 1999; and

         *   the other risks and uncertainties discussed above under "Risk
             Factors."

         In analyzing the proposed merger, the special committee of the Cardia board of directors did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the special committee of the Cardia board made its determination based upon the total mix of information available to it.

RECOMMENDATION OF THE VLS BOARD

         The VLS board of directors has unanimously adopted and approved the merger agreement and approved the merger, and recommends a vote "For" the adoption and approval of the merger agreement and approval of the merger by the VLS shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the VLS board of directors with respect to the merger and the merger agreement, shareholders should be aware that certain parties involved in, or associated with, the merger may have interests that could adversely affect their judgment with respect to the merger.

         As of June 30, 1999, the officers and directors of VLS beneficially owned 224,875 shares (or approximately 21.1%) of VLS common stock. Pursuant to the merger agreement, the board of directors of VLS has, subject to the fiduciary duties of directors, agreed to use its best efforts to obtain the requisite shareholder approval of the merger.

         Peter R. Peterson, Chairman of the Board of Directors and Chief Executive Officer of VLS, will become a director of Cardia. Each director of Cardia who is not an employee may receive grants of options to purchase shares of Cardia common stock at the fair market value of such shares on the date of grant. Mr. Peterson owns 209,975 shares of VLS common stock, which represents approximately 19.7% of the outstanding VLS common stock.

         Joseph A. Marino, the Chief Executive Officer, President, Treasurer and Chairman of the Board of Directors of Cardia, beneficially owns 75,000 shares of common stock of VLS which represents approximately 7% of the issued and outstanding shares of VLS. In addition, Patrick Delaney, a partner in the law firm of Lindquist & Vennum P.L.L.P. which represents Cardia, beneficially owns 27,875 shares of common stock of VLS, which represents approximately 2.6% of the issued and outstanding shares of the company. Mr. Delaney also serves as Secretary of Cardia.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes some of the material federal income tax considerations that will generally be applicable to the holders of VLS common stock as a result of the merger. This discussion is not exhaustive of all possible tax considerations and does not give a detailed description of any state, local or foreign tax considerations. This discussion also does not consider any aspect of federal income taxation that may be relevant to certain types of VLS shareholders who may be subject to special treatment under federal income tax laws.

         EACH HOLDER OF VLS COMMON STOCK IS URGED AND EXPECTED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations now in effect thereunder, judicial and administrative decisions, and Internal Revenue Service rulings, all of which are subject to change, and certain factual assumptions related to the ownership and operation of VLS and Cardia. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion will be accurate, or that there will not be a change in the circumstances of VLS or Cardia that would affect this discussion. Neither VLS nor Cardia plan to obtain any rulings from the IRS, or any opinions of tax experts, concerning federal income tax issues with respect to the merger. Thus, no assurance can be provided that the statements set forth in this discussion will not be challenged by the Internal Revenue Service or will be sustained if challenged.

         The merger will be treated for federal income tax purposes as a taxable sale of the shares of VLS common stock held by VLS shareholders. Accordingly, the merger will result in a VLS shareholder recognizing gain or loss with respect to each share of VLS common stock exchanged for Cardia common stock in an amount equal to the difference between the shareholder's basis in the VLS share and the fair market value, as of the effective time of the merger, of the Cardia common stock and any cash in lieu of a fractional share received in exchange for the VLS share. A shareholder's aggregate basis in the Cardia common stock received would equal its fair market value on the date of the exchange, and the shareholder's holding period for the Cardia common stock would begin the day after the effective time of the merger.

         Cardia's common stock does not currently trade on any exchange or other market. Cardia has determined, however, that the fair market value of a share of its common stock is $1.00. For purposes of that determination, Cardia has taken into account the following facts:

         *   All issuances of Cardia common stock have been at $1.00 per share.

         * Cardia sold 625,000 shares of its common stock during the first quarter of 1999 at a price of $1.00 per share, with the most recent sales occurring in March.

         * Grants of options to purchase Cardia common stock have had an exercise price of $1.00 per share.

         * Cardia's net tangible book value (total assets less prepaid expenses and intangible assets, minus total liabilities) was approximately $1.00 per share as of June 30, 1999.

         * A special committee of Cardia's board of directors has determined that the reasonable value of the shares to be issued to VLS shareholders in the merger is $1.00 per share.

         Cardia's determination of the fair market value of its common stock is subject to interpretation by the Internal Revenue Service. For federal income tax purposes, the Internal Revenue Service defines fair market value as the price that a willing buyer would pay a willing seller, both persons having reasonable knowledge of all of the material facts and neither person being under a compulsion to buy or sell. Further, the Internal Revenue Service has stated that sales of similar property on or about the same date may be helpful in determining the fair market value of the property. If the Internal Revenue Service determines that the fair market value of the Cardia common stock issued in the merger is different than $1.00 per share, the amount of gain or loss recognized and reported by VLS shareholders will change.

         The Taxpayer Relief Act of 1997 altered the taxation of capital gain income. Under the Taxpayer Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum long-term capital gain rate of 28% on the sale or exchange of those investments. The Taxpayer Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain" and other changes to prior law. The IRS Restructuring Act of 1998, however, reduced the holding period requirement established by the Taxpayer Relief Act for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital assets after December 31, 1997 and thus eliminated the 28% rate. The Taxpayer Relief Act allows the Internal Revenue Service to prescribe regulations on how the Taxpayer Relief Act's capital gain rates will apply to sales of capital assets by "pass-through" entities. Again, VLS shareholders are urged and expected to consult with their own tax advisors with respect to the rules contained in the Taxpayer Relief Act and the IRS Restructuring Act and the effect of these rules on their own particular tax situation.

         VLS shareholders should attach to their federal income tax returns for the year of the merger a statement of all facts pertinent to the recognition or nonrecognition of gain or loss upon the exchange of VLS common stock for Cardia common stock, including the shareholder's tax basis in the shareholder's VLS common stock and a description of the Cardia common stock received.

ACCOUNTING TREATMENT OF THE MERGER

         The acquisition of VLS by Cardia will be in the form of a merger of VLS with and into Cardia. Accounting for the merger will result in an adjustment of historical cost basis of the assets and liabilities of VLS. Because VLS has not conducted an active trade on business, for accounting purposes the merger transaction will be accounted for as a purchase of the net assets of VLS, which consist principally of cash, cash equivalents and a note receivable.

EXPENSES

         Cardia and VLS will pay their own expenses in connection with the merger and the transactions contemplated thereby, including professional fees.

APPRAISAL RIGHTS

         Although VLS' management believes that the following discussion of the law pertaining to dissenter's rights under the Minnesota Business Corporation Act (the "MBCA") provides an accurate description of the material provisions of such law, such discussion does not purport to be complete and is qualified in its entirety by reference to the full text of Sections 302A.471 and 302A.473 of the MBCA attached to this document as a Appendix B. Any shareholder of VLS who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Appendix B carefully, because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' rights in connection with the merger.

         PROCEDURES TO PRESERVE DISSENTERS' RIGHTS

         Under Minnesota law, any holder of VLS common stock who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such shareholder's shares. As used in
Section 302A.473, the "fair value of the shares" means the value of the shares of VLS immediately before the effective date of the merger.

         The merger agreement must be approved by the holders of a majority of the outstanding shares of common stock of VLS.

         Under Section 302A.473 of the MBCA, if a corporation calls a shareholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent and must include a copy of Section 302A.471 and Section 302A.473 of the MBCA and a brief description of the procedure to be followed under such sections. This document constitutes such notice to the shareholders of VLS, and the applicable statutory provisions of the MBCA are attached to this document as a Appendix B.

         A shareholder who wishes to exercise dissenters' rights must file with VLS, before the vote on the merger agreement, a written notice of intent to demand the fair value of the shares owned by such shareholder and must not vote his or her shares in favor of the merger agreement. A vote against the merger agreement will not in itself constitute such a written notice, and a failure to vote will not affect the validity of a timely written notice. However, the submission of a blank proxy will constitute a vote in favor of the merger agreement and a waiver of statutory dissenters' rights.

         The written notice should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the holder's stock certificates. If the shares of VLS common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, execution of the written notice should be made in that capacity. If the shares of VLS common stock are owned of record by a corporation or other organization, the written notice must be executed by a duly authorized legal representative, such as an officer. If the shares of VLS common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the notice should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a written notice on behalf of a holder of record; however, the agent must identify the record owner or owners and, in executing the written notice, must expressly disclose that the agent is agent for such owner or owners.

         All written notices should be sent or delivered to Paul R. Peterson, Secretary, Video Learning Systems, Inc., 6111 Blue Circle Drive, Minnetonka, Minnesota 55343-9108, so as to be received prior to the vote on the merger agreement and the merger.

         After the merger agreement has been approved by the shareholders of VLS, VLS must send a written notice to all shareholders who have filed with VLS before the vote on the merger agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and have not voted their shares in favor of the merger agreement. The notice from VLS must contain:

         1. the address to which a demand for payment and stock certificates must be sent in order to obtain payment and the date by which they must be received;

         2. a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

         3. a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

         In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit his shares within 30 days after the above-described written notice is given, but the dissenter retains all other rights of a shareholder until the merger takes effect.

         A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder. However, a record owner, such as a broker who holds shares of VLS common stock as a nominee for several beneficial owners, may exercise dissenters' rights with respect to all of the shares of VLS common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of VLS common stock held for other beneficial owners. In such case, the written notice of intent to demand the fair value of the shares of VLS common stock must disclose the name and address of each beneficial owner on whose behalf the shareholder dissents and the number of shares of VLS common stock beneficially owned by each. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders. If no such information is provided, the written notice will be presumed to cover all shares of VLS common stock held in the name of the record owner.

         A person who is the beneficial owner of shares of VLS common stock held in a brokerage account or other nominee form and who wishes to exercise dissenters' rights must take all necessary steps in order that a written notice is timely filed by the record holder of such shares. Alternatively, such beneficial owner may assert dissenters' rights with respect to shares held on his or her behalf and will be treated as a dissenting shareholder under the terms of Sections 302A.471 and 302A.473, if the beneficial owner submits a signed written consent of the record holder to VLS at the time of or before the assertion of such rights. The written consent of the record holder will serve to verify the beneficial owner's entitlement and allow the record holder to protect any security interest in the shares.

         Beneficial owners of VLS common stock are urged to consult with their brokers to determine the appropriate procedures for asserting dissenters' rights.

         PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS

         After the effective date of the merger, or after VLS receives a valid demand for payment, whichever is later, VLS must remit to each dissenting shareholder who has not voted his or her shares in favor of the merger agreement and has filed with VLS before the vote on the merger agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and who has demanded payment and deposited his or her shares, the amount VLS estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

         1. VLS' closing balance sheet and statement of income for a fiscal year ended not more than 16 months before the effective date of the merger, together with the latest available interim financial statements;

         2. An estimate by VLS of the fair value of the shares and a brief description of the method used to reach the estimate; and

         3. A copy of Sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedure to be followed in demanding supplemental payment.

         VLS may withhold the above-described remittance from a person who was not a shareholder on the date the merger agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has not voted his or her shares in favor of the merger agreement and has filed with VLS before the vote on the merger agreement a written notice of intent to demand the fair value of the shares owned by such shareholder, VLS must forward to such dissenter the materials described in the preceding paragraph, a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment of the dissenter's own estimate of the fair market value of the shares, plus interest, by written notice to VLS. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court shall apply.

         If VLS fails to remit payment within 60 days of the deposit of certificates, it must return all deposited certificates and cancel all transfer restrictions. However, VLS may require a deposit or restrict transfer at a later time and again give notice that contains:

         1. The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

         2. A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

         3. A copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

         If a dissenter believes that the amount remitted by VLS is less than the fair value of the shares, plus interest, the dissenter may give written notice to VLS of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after VLS mails the remittance, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by VLS.

         If VLS receives a demand, it must, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with VLS or file in the appropriate court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must name as parties all dissenters who made a demand for payment and who have not reached agreement with VLS. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the shareholder or shareholders in question have fully complied with the requirements of Section 302A.473 of the MBCA and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by VLS or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by VLS, but shall not be liable to VLS for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

         The court must determine the costs and expenses of any appraisers in a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess these costs and expenses against VLS, except that the court may assess part or all of those costs and expenses against a dissenter whose demand is found to be arbitrary, vexatious, or not in good faith.

         If the court finds that VLS has failed to comply substantially with
Section 302A.473 of the MBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding and may be awarded to a party injured by those actions.

         FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTIONS 302A.471 AND 302A.473 OF THE MBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

RESALE OF CARDIA COMMON STOCK

         The Cardia common stock issued in connection with the merger will be freely transferable, except that shares issued to any VLS shareholder who is an affiliate of VLS or who becomes an affiliate of Cardia are subject to certain restrictions on resale, transfer or other disposition. An affiliate is defined generally as persons who control, are controlled by or are under common control with a company at the time of determination. Affiliates generally include directors and executive officers of VLS. Cardia common stock received by those shareholders who are deemed to be affiliates of VLS may be resold without registrations as provided by Rules 144 and 145, or as otherwise permitted under the Securities Act of 1933. Assuming Cardia continues to be subject to, and complies with, the reporting requirements of the Securities Exchange Act of 1934, Rule 145(d) allows limited resales by such affiliates without registration if the holder: (i) has held the shares of Cardia common stock for one year and is not an affiliate of Cardia at the time of sale; or (ii) has held the shares of Cardia common stock for two years and has not been an affiliate of Cardia for at least three months; or (iii) sells the shares in a Rule 144 brokers' transaction in a manner and subject to the quantity limitations of such rule. This document does not cover any resales of Cardia common stock received by affiliates of VLS, their family members or related interests.

         EACH SHAREHOLDER WHO MAY BE DEEMED TO BE AN AFFILIATE IS URGED TO CONSULT INDEPENDENT COUNSEL CONCERNING APPLICABLE RESTRICTIONS ON RESALE.


                     MATERIAL TERMS OF THE MERGER AGREEMENT

         The following description of the merger agreement describes the material terms of the merger agreement. The full text of the merger agreement is attached as Appendix A to this document and is incorporated by reference.
We encourage you to read the entire merger agreement.

STRUCTURE OF THE MERGER

         Under the merger agreement, VLS will merge with and into Cardia such that the separate legal existence of VLS will cease. All property, rights, privileges, powers and franchises of VLS will vest in Cardia.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective when the articles of merger are filed with the Secretary of State of the State of Minnesota. If all the conditions to the merger contained in the merger agreement are satisfied or waived, we anticipate the effective time will occur on the date of the special meeting or as soon as practicable following the special meeting.

MERGER CONSIDERATION

         At the effective time, each share of VLS common stock will automatically be converted into a fraction of a share of Cardia common stock equal to 200,000 shares of Cardia common stock divided by the sum of the total number of shares of VLS common stock outstanding immediately prior to the effective time of the merger such that each holder of VLS a common stock will have a right to receive .188 of a share of Cardia common stock. Based upon the merger consideration, holders of VLS common stock will own approximately 16.7% of the outstanding common stock of Cardia.

         Cardia will not issue any fractional shares in the merger. Holders of VLS common stock will receive a cash payment in the amount determined by multiplying $1.00 by the fractional share of Cardia common stock to which such shareholder would otherwise be entitled. Cardia will make available to the exchange agent any cash necessary for this purpose.

EXCHANGE OF SHARES

         We will appoint an exchange agent to handle the exchange of VLS stock certificates in the merger for Cardia common stock and the payment of cash for fractional shares. Soon after the closing, the exchange agent will send to each holder of VLS common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender VLS stock certificates to the exchange agent. Holders of VLS common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of VLS will not be entitled to receive any dividends of other distributions which may be payable by Cardia after the closing until their certificates are surrendered.


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


CONDITIONS TO THE MERGER

         CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

         The obligations of Cardia and VLS to complete the merger are subject to the following conditions:

         * adoption of the merger agreement and approval of the merger by the VLS shareholders;

         * absence of any final order, decree or legal action making the merger illegal or prohibiting the merger;

         * receipt of all material approvals and consents of third parties necessary to consummate the merger;

         * receipt of all permits or other authorizations required by applicable state securities laws for the Cardia common stock to be issued in connection with the merger; and

         * the Registration Statement of which this document is a part being declared effective under the Securities Act of 1993.

         CONDITIONS TO THE OBLIGATION OF VLS

         The obligation of VLS to complete the merger is subject to the following additional conditions:

         * compliance by Cardia with its obligations under the merger agreement and the representations and warranties made by Cardia in the merger agreement being true as of the effective time of the merger as if made at that time. Any inaccuracies in the representations and warranties will be disregarded if the circumstances giving rise to all inaccuracies considered collectively do not constitute a material adverse effect on Cardia; and

         *   Lindquist & Vennum P.L.L.P. delivering to VLS its legal opinion.

         CONDITIONS TO THE OBLIGATION OF CARDIA

         The obligation of Cardia to complete the merger is subject to the following additional conditions:

         * compliance by VLS with its obligations under the merger agreement and the representations and warranties made by VLS in the merger agreement being true as of the effective time of the merger as if made at that time. Any inaccuracies in representations and warranties will be disregarded if the circumstances giving rise to all inaccuracies considered collectively do not constitute a material adverse effect on VLS; and

         *   Duckson & Carlson, LLC delivering to Cardia its legal opinion.

         For purposes of the merger agreement, the term "Material Adverse Effect" means an effect that is, or at the time of the effect it is probable that the effect will be, materially adverse (1) to the company's business, results of operation or financial condition, (2) to the ability of the company to conduct its business, as presently conducted, following the effective time, or the ability of Cardia to derive the benefits of owning all of the stock of the surviving corporation, or (3) to the company's ability to perform any of its material obligations under the merger agreement or to consummate the merger.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains customary representations and warranties of VLS and Cardia relating to, among other things, aspects of the respective businesses of the companies and other matters. The representations and warranties expire at the effective time of the merger.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

         AFFIRMATIVE COVENANTS OF VLS

         VLS has agreed that, prior to the effective time, except to the extent Cardia shall consent in writing, VLS will:

         * conduct its operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice;

         * use commercially reasonable efforts to obtain all material approvals and consents of third parties necessary to consummate the transactions contemplated by the merger agreement;

         * notify Cardia of the occurrence of any event that will or could reasonably be expected to cause VLS to fail any of the conditions to the obligations of each party or of Cardia as set forth above; and

         * call and hold a meeting of its shareholders for the purpose of considering and acting upon a proposal to consummate the transactions contemplated by the merger agreement.

         AFFIRMATIVE COVENANTS OF CARDIA

         Cardia has agreed that, prior to the effective time, it will, except to the extent that VLS shall consent in writing, Cardia will:

         * conduct its operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice;

         * use commercially reasonable efforts to obtain all material approvals and consents of third parties necessary to consummate the transactions contemplated by the merger agreement;

         * notify VLS of the occurrence of any event that will or could reasonably be expected to cause Cardia to fail any of the conditions to the obligations of each party or of VLS as set forth above; and

         * use commercially reasonable efforts following the merger to cause the Cardia common stock to be quoted in the "pink sheets" and approved for trading on the local over-the-counter market.

         MUTUAL COVENANTS OF BOTH CARDIA AND VLS

         Cardia and VLS have each agreed that, prior to the effective time, they will:

         * permit the other company to inspect its records and to consult with its officers, employees, consultants, advisors, distributors, customers, suppliers and other companies having business with VLS during normal business hours;

         * notify the other company of the occurrence of any event that will or could reasonably be expected to result in a failure to satisfy certain conditions of the merger;

         * use commercially reasonable efforts to have declared effective or approved all documents and notifications with any governmental or regulatory bodies; and

         * use commercially reasonable efforts to take all action necessary to consummate the transactions in the merger agreement.

LIMITATION ON DISCUSSING OR NEGOTIATING OTHER TRANSACTION PROPOSALS

         VLS has agreed not to, directly or indirectly:

         * solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, a third party concerning an alternative transaction. An alternative transaction includes any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction, an acquisition of more than 50% of the VLS common stock or a sale, lease, exchange, license, transfer or other disposition of more than 50% of VLS' assets in a single or series of related transactions; or

         * otherwise knowingly facilitate any effort or attempt to propose, make or implement an alternative transaction.

         These clauses and the other provisions of the merger agreement, however, will not prohibit VLS from, prior to the vote of the VLS shareholders in the merger, furnishing nonpublic information to or entering into discussions or negotiations with any third party that makes an unsolicited superior proposal, defined below, if, and only to the extent that

         * VLS' board of directors reasonably and in good faith determines that failure to take that action would be inconsistent with its fiduciary duties to VLS' shareholders;

         * prior to furnishing nonpublic information to or entering into discussions or negotiations with the third party, VLS (1) provides written notice to Cardia that it intends to furnish information to or enter into discussions or negotiations with a third party making a superior proposal, naming the person or entity making the superior proposal and (2) receives from such third party an executed confidentiality agreement with terms no less favorable to VLS than the confidentiality agreement with Cardia; and

         * VLS provides Cardia with all nonpublic information to be provided to the third party and keeps Cardia informed, on a daily or more regular basis of the status, terms and conditions and all other material information with respect to any discussions or negotiations.

         For purposes of the merger agreement, the term "Superior Proposal" means a proposal for an alternative transaction that the VLS board of directors determines, reasonably and in good faith to be more favorable to VLS' shareholders than the merger. This determination must be made after consultation with VLS' financial advisors, taking into account the likelihood of consummation of the alternative transaction, including, but not limited to, the conditions to consummation and the consequences under the alternative transaction of any material adverse effects or changes in VLS.


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


TERMINATION OF THE AGREEMENT

         The merger agreement may be terminated at any time prior to the effective time as follows:

         * by mutual written consent of Cardia and VLS duly authorized by the board of directors of each Cardia and VLS;

         * by Cardia or VLS if a court or an administrative, governmental or regulatory authority has issued a final nonappealable order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or prohibiting the merger;

         * by Cardia or VLS if VLS' shareholders do not approve and adopt the merger agreement and the merger (however, such right to terminate will not be available to any company that breached in any material respect its obligations under the merger agreement in a manner that proximately contributed to the failure to obtain that shareholder approval);

         *        by Cardia if

                  - VLS has breached its obligations with respect to alternative transactions as discussed above;

                  - VLS' board of directors recommends, approves or authorizes VLS' acceptance or execution of a letter of intent or definitive agreement providing for an alternative transaction;

                  - VLS' board of directors has modified in a manner materially adverse to Cardia, or withdrawn, its recommendation of the merger agreement; or

                  - a tender offer or exchange offer for any outstanding shares of VLS common stock is commenced and the VLS board of directors, within 10 days of such tender offer or exchange offer is commenced, fails to recommend against acceptance or the tender offer by its shareholders or exchange offer or takes no position with respect to the acceptance of the tender or exchange offer by VLS' shareholders.

         * by Cardia or VLS prior to the approval by the shareholders of VLS if

                  - VLS' board of directors has authorized VLS to enter into a letter of intent or binding written agreement concerning a superior proposal and has provided written notice to Cardia of the proposal;

                  - Cardia does not make, within 10 business days after receipt of VLS' written notice of its intention to enter into the letter of intent or binding agreement, an offer that the VLS board determines is at least as favorable to VLS' shareholders as the superior proposal; and

                  - upon a termination under these circumstances, VLS agrees not to enter into such a letter of intent until at least the eleventh business day after Cardia has received written notice from VLS and to notify Cardia of its intention to enter into such a letter of intent or binding agreement changes.

         * by Cardia if VLS is not in material breach of its obligations under the merger agreement and there has been a material breach by VLS of any of VLS' representations, warranties or obligations under the merger agreement so that the conditions of the obligations of Cardia to close the merger cannot be satisfied and the breach cannot be cured by VLS through the exercise of reasonable efforts; or

         * by VLS if Cardia is not in material breach of its obligations under the agreement and there has been a material breach by Cardia of any of Cardia's representations, warranties or obligations under the merger agreement so that the conditions to the obligations of VLS to close the merger cannot be satisfied and the breach cannot be cured by Cardia through the exercise of reasonable efforts.


                       INFORMATION WITH RESPECT TO CARDIA

BUSINESS OF CARDIA

         INTRODUCTION

         Cardia, Inc., a Minnesota corporation, was formed in October of 1998 as a subsidiary of Applied Biometrics, Inc. to develop, manufacture and market transcatheter closure device products for the repair of certain cardiac defects. These products are based, in part, on certain intellectual property rights Applied Biometrics acquired in November of 1997 from Bernhard Schneidt and Dr. Rainer Schrader. Prior to October of 1998, a division of Applied Biometrics engaged in the development of transcatheter closure devices. As of October of 1998, Cardia assumed all activity relating to the development and marketing of these products.

         On February 11, 1999, Applied Biometrics distributed 375,000 shares of the Company's common stock to Applied Biometrics shareholders. Concurrent with the distribution, Cardia sold 125,000 shares of Cardia common stock at a price of $1.00 per share to an officer of the company.

         Subsequent to the distribution, Cardia completed a rights offering of its common stock to sell an aggregate of 500,000 shares of common stock at a subscription price of $1.00 per share, on the basis of one right for each share of Cardia stock held by a shareholder immediately after the distribution.

         PRODUCTS

         Transcatheter closure devices are an entirely new family of small, implantable devices which are delivered through a catheter inserted into a major blood vessel to permanently repair certain cardiac defects in children and adults. The procedure is performed in a cardiac catheterization lab and is intended to reduce the need for open heart surgery, which is currently the accepted method of repairing these defects. Cardia is currently developing these closure devices and selling them on an experimental basis in Europe. Cardia hopes to develop a product family that will be capable of providing an effective, nonsurgical method of correcting a variety of cardiac defects. Cardia believes its closure devices offer certain advantages over transcatheter closure devices offered by its competitors.

         Cardia is currently marketing and selling a device for the closure of a cardiac defect known as patent ductus arteriosus. This defect is an abnormal passage between two major vessels of the heart and is generally corrected in children. Cardia is marketing and selling this device on an experimental basis in Europe only. That product has been implanted successfully in over 150 human cases.

         Cardia is also currently focusing significant development and regulatory approval efforts on a closure device for the correction of another cardiac defect known as patent foramen ovale. The foramen ovale defect is an abnormal passage between the right and left chambers of the heart and is generally corrected in adults. Cardia expects to complete enhancements to its adult device in the near future and intends to begin marketing and distributing the product in Europe after certain regulatory requirements have been met.

         Since the purchase of its closure device technology, Cardia has effected minimal sales of its pediatric device, and Cardia has turned its focus to the adult device. During 1998, that product was implanted successfully in over 30 human cases on an experimental basis. Cardia is currently collecting data from follow-up examinations of patients who have received Cardia's closure devices. Follow-up data is extremely limited to date. Cardia is aware of fractures or bends that have occurred in certain metal components of its own and closure device products of other manufacturers. Such fractures and bends, however, are not generally regarded as having significant potential for clinical risks. Cardia intends to develop its products in a manner designed to avoid such problems in the future.

         STRATEGY

         Cardia is currently developing two transcatheter closure device products, one for the pediatric defect market and one for the adult defect market. Cardia's pediatric closure device is currently being marketed on an experimental basis in Germany and Switzerland. Cardia is currently seeking the necessary regulatory approval to market this device on a broader basis in additional European Union countries. Cardia intends to commence the process for pursuing FDA approval in the United States following regulatory approval in Europe, if obtained.

         Cardia estimates that the market for adult closure devices is significantly larger than the market for pediatric closure devices. Cardia, therefore, intends to focus most of its resources during the next twelve months on continuing to develop, test and pursue regulatory approval to market and sell its adult line of closure devices in Europe and the United States.

         Initial development and testing efforts are focused on the European market, where Cardia has received certain certifications and has commenced the process for obtaining additional required certifications for its pediatric and adult products. These certifications are required for the general sale of medical devices in Europe. Cardia anticipates receiving the necessary certifications during the second half of 1999. Cardia is currently selling its pediatric and adult devices on a very limited basis in Germany and Switzerland in reliance on an experimental device process that is restrictive, costly and time consuming. If it obtains the additional required certifications, Cardia expects to expand its marketing and sales endeavors for its closure devices to other European countries. These certifications would allow Cardia to expand its marketing efforts in Europe and would reduce the cost and complexity of the marketing and sales process. There can be no assurance that Cardia will be able to obtain the additional required certifications.

         Cardia has not determined when it will commence the process to pursue FDA approval for its products under development. It does not currently intend, however, to pursue FDA approval until it has completed its clinical testing and certification processes in Europe. There can be no assurance that Cardia will be able to obtain FDA approval for any of its products under development.

         MARKETING, SALES AND DISTRIBUTION

         Cardia believes its closure devices under development will have a broad range of applications for the closure of congenital and acquired cardiac defects. Cardia's pediatric closure device has the potential to reduce the need for open heart surgery as the method of closure in many of the nearly 14,000 cases annually in the United States and Europe. Cardia also believes that the adult cardiac defect, which may be a cause of paradoxical or otherwise inexplicable strokes, represents an even larger market for the prevention of recurring embolic events. Cardia estimates that, as a result of the recent development of an accurate test for detecting adult cardiac defects in victims of paradoxical strokes, there may be more than 250,000 adult closure cases annually in the United States and Europe. There is, however, no current consensus on the size of the adult closure market.

         Cardia's initial full-scale marketing and sales efforts will commence in Europe immediately following Cardia's receipt of all necessary certifications. Sales and distribution efforts in European countries will be conducted through either a direct sales force or specialized distributors, depending on the country. Cardia expects to use a direct sales force in the United States when sales are permitted.

         Cardia intends to create a market for its adult closure device by focusing on neurologists and cardiologists. Neurologists are important to the process because they are often the medical professionals who first see victims of paradoxical strokes. If a neurologist determines, via testing, that a cardiac defect is the cause of a paradoxical stroke and should be closed, the patient is referred to a cardiologist. Cardia's adult closure device is implanted by a cardiologist in a cathlab, using standard catheterization procedures. The implantation procedure is minimally invasive, and the patient can usually be sent home within twenty-four hours. Cardia's goal is to demonstrate to neurologists and cardiologists that its closure device products under development are a safe, effective, minimally invasive alternative to open heart surgery.

         RESEARCH AND DEVELOPMENT

         Cardia's ongoing plans for research and development for its pediatric and adult closure devices include further improvements of the acquired technology and investigation into modified devices for new applications. Cardia will perform animal pilot trials on those devices which appear to be the most promising. Cardia expects to spend approximately $100,000 to $200,000 to complete development of its existing closing device devices during 1999.

         COMPETITION

         Cardia's competitors in the cardiac defect closure field are believed to be small to medium sized companies, the most prominent of which are Nitinol Medical Technologies, Inc. located in Boston, Massachusetts, and AGA Medical Corporation and Microvena, Corp., both located in Minneapolis, Minnesota. Cardia believes that one or more of these companies is in clinical trials with closure devices that would compete with Cardia's closure devices. Cardia's competitors may have greater resources and be able to penetrate the transcatheter closure device market in Europe and the United States sooner than Cardia. Although Cardia believes its closure devices are based on sound and competitive technology, there can be no assurance that Cardia's present products will be able to compete successfully with existing or future competitive products or that Cardia will be able to develop or acquire additional products or otherwise effectively respond to new products or technological advances developed by competitors. If Cardia fails to effectively penetrate markets sooner than its competitors or to successfully compete with existing or future products or technologies Cardia's anticipated revenues and earnings could be significantly reduced or eliminated.

         GOVERNMENT REGULATION

         Government regulation in the United States and other countries is a significant factor in the development and marketing of Cardia's products and in Cardia's ongoing manufacturing and research and development activities. Cardia and its products are regulated by the FDA under a number of statutes, including the Federal Food, Drug and Cosmetic Act.

         Under the Federal Food, Drug and Cosmetic Act, medical devices are categorized into one of three classes, Class I, II or III, on the basis of the controls deemed necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to the least extensive controls, as the safety and effectiveness reasonably can be assured through general controls such as labeling, premarket notification and adherence to the FDA's good manufacturing practices. For Class II devices, safety and effectiveness can be assured through the use of special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Class III devices, which are life-sustaining or life-supporting implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices, require the highest level of control, generally requiring premarket approval by the FDA to ensure their safety and effectiveness. All companies subject to FDA regulation must comply with a variety of rules, including the FDA's good manufacturing practices regulations, and are subject to periodic inspections by the FDA and other applicable agencies. If the FDA believes that its regulations have not been fulfilled, it may implement extensive enforcement powers which were strengthened by the enactment of the Safe Medical Devices Act of 1990. The FDA's powers include, but are not limited to, the ability to ban products from the market, prohibit the operation of manufacturing facilities and effect recalls of products from customer locations.

         If a manufacturer or distributor of medical devices can establish that a proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device or to a Class III medical device for which the FDA has not required a premarket approval application, the manufacturer or distributor may seek FDA marketing clearance for the device by filing a 510(k) notification. Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution in the United States until an order has been issued by the FDA. The FDA's target for issuing such orders is within 90 days of submission, but the process can take significantly longer. The order may declare the FDA's determination that the device is "substantially equivalent" to another legally marketed device and allow the proposed device to be marketed in the United States. The FDA may, however, determine that the proposed device is not substantially equivalent or may require further information, such as additional test data, before making a determination regarding substantial equivalence. Cardia, however, does not believe that its closure device products under development are substantially equivalent to another legally marketed device.

         If a manufacturer or distributor of medical devices cannot establish that a proposed device is substantially equivalent to another device via the 510(k) process, the manufacturer or distributor must seek premarket approval of the proposed device. A premarket approval application must be submitted, supported by extensive data, including preclinical and clinical trial and follow-up data, to prove the safety and efficacy of the device. Generally, a company is required to obtain an investigative device exemption before it commences clinical testing in the United States in support of a pre-market approval application. The FDA monitors and oversees the use and distribution of such "research use only" and "investigational use only" products. Although by statute, the FDA has 180 days to review a premarket approval application once it has been accepted for filing, during which time an advisory committee may also evaluate the application and provide recommendations to the FDA, premarket approval application reviews often extend over a significantly protracted time period, usually 12 to 24 months or longer from filing. Accordingly, there can be no assurance the FDA review of any premarket approval application submitted by Cardia will not encounter prolonged delays or that the data collected and submitted by Cardia in its premarket approval application will support approval.

         Cardia intends to obtain Class III market clearance for its closure devices through the FDA's investigative device exemption/premarket approval application process. It has not yet determined, however, when it intends to file the first investigative device exemption application for U.S. clinical trials.

         The FDA and the Federal Trade Commission have the power to scrutinize labeling and promotional activities. The FDA also imposes post-marketing controls on Cardia and its products, and registration, listing, medical device reporting, post-market surveillance, device tracking and other requirements on medical devices. If Cardia fails to meet these pervasive FDA requirements, or receives adverse FDA determinations regarding Cardia's clinical and preclinical trials, Cardia and its employees could be subject to injunction, prosecution, civil fines, seizure or recall of products, prohibition of sales, or suspension or withdrawal of any previously granted approvals.

         The Federal Food, Drug and Cosmetic Act regulates Cardia's quality control and manufacturing procedures by requiring Cardia and its contract manufacturers to demonstrate compliance with current good manufacturing practices as specified in published FDA regulations. The FDA monitors compliance with good manufacturing practices by requiring manufacturers to register with the FDA, which subjects them to periodic unannounced FDA inspections of manufacturing facilities. The continued marketing of Cardia's products may be adversely affected if violations of applicable regulations are noted during FDA inspections of Cardia's manufacturing facilities or the facilities of its contract manufacturers. Such regulations are subject to change and depend heavily on administrative interpretations. There can be no assurance that future changes in regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect Cardia.

         Sales of medical devices outside of the United States are subject to United States export requirements and foreign regulatory requirements. Legal restrictions on the sale of imported medical devices vary from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. For countries in the European Union, certification procedures are available for medical devices, the successful completion of which allows the certified devices both to be shipped from the United States and to be placed on the market in all European countries. Medical devices may not be sold in a general manner in Europe unless they display a mark indicating compliance with these procedures. There can be no assurance that Cardia will be able to obtain regulatory approvals or clearances for its products in foreign countries.

         No assurance can be given that the FDA or other regulatory authorities will give, on a timely basis, if at all, the requisite approvals for medical products currently under development by Cardia or that may be developed by Cardia in the future. Even if approvals are received, the process of obtaining clearance to market medical products is costly and time consuming and can delay the marketing and sale of Cardia's products. Further, federal, state, foreign and other regulations regarding the manufacture and sale of medical devices are subject to change. Cardia cannot predict what impact such changes, if any, might have on its business, financial condition or results of operations.

         MANUFACTURING AND OPERATIONS

         Cardia manufactures and assembles its closure devices at its facilities in Burnsville, Minnesota. Certain of the components of Cardia's products are manufactured by third-party vendors. Cardia has received certification that its manufacturing facilities comply with European standards for quality assurance and manufacturing process control.

         Because Cardia is in an early stage of development, its business is not currently dependent on one or a few major customers. It is also not currently dependent on a limited number of sources or availability of raw materials to manufacture its products under development.

         PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS

         There are several patents relating to Cardia's closure devices. A U.S. patent, two German utility model registrations and a pending European patent application exist for its pediatric closure device. A German utility model application, three U.S. patent applications and a Patent Cooperation Treaty patent application have been filed for Cardia's adult closure device. It is the intention of Cardia to file for a European and U.S. patent, based upon the Patent Cooperation Treaty patent application, for its adult closure device as well as its other closure devices.

         There can be no assurance that patents will issue on products under development by Cardia or to be developed by Cardia in the future, that the patents issued to Cardia in the past or in the future will be of material benefit, or that Cardia will have sufficient resources to enforce its patent rights. Nor can there be any assurance that Cardia's products do not infringe on patents, copyrights or other proprietary information known or claimed by others, or that others will not successfully utilize part of or all of Cardia's technologies without compensation to Cardia. If Cardia is found to have infringed on the rights of a third party, Cardia may be unable to market its products without a license from such third party. There can be no assurance that Cardia would be able to obtain such a license on satisfactory terms, or at all.


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


         Cardia also relies for protection of trade secrets and proprietary know-how on its internal security and secrecy measures and on employment and consulting agreements requiring employees and consultants of Cardia to observe the confidentiality of company information and to assign to Cardia inventions developed in the course of work performed for Cardia.

         EMPLOYEES

         Cardia currently employs 6 full-time employees and 2 part-time employees. The full-time employees are engaged in sales and marketing activities. The part-time employees are engaged in various activities including research and development, manufacturing and general administration. Cardia believes that its relations with its employees are good. None of Cardia's employees is covered by a collective bargaining agreement.

         PROPERTIES

         Cardia leases approximately 1,000 square feet of space in Burnsville, Minnesota, a suburb of Minneapolis. The lease provides for monthly rental payments of $1,250 through the expiration of the lease in September of 1999. Cardia is also obligated to pay real estate taxes, insurance and maintenance expenses associated with the leased facilities. Cardia believes that its present facilities are in good condition and adequate for its current operations.

         LEGAL PROCEEDINGS

         Cardia is not a party to any litigation and is not aware of any threatened litigation that would have a material adverse effect on its financial condition or results of operations.

MARKET FOR CARDIA'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         MARKET INFORMATION

         As of the date of this prospectus/proxy statement, there is no public trading market in the United States or elsewhere for the Cardia common stock. Upon the consummation of the merger, the Cardia common stock is expected to be eligible for quotation in the "pink sheets" and approved for trading on the local over-the-counter market under the symbol "CRDI." There can be, and is, no assurance that market makers will make or maintain a market in the Cardia common stock or that, even if a market is made and maintained in the stock or that the Cardia common stock will trade at prices deemed attractive or reasonable to the current shareholders of Cardia or shareholders of VLS that will received shares of Cardia common stock in connection with the merger.

         HOLDERS

         The approximate number of holders of record of Cardia common stock at June 30, 1999 was 79. Cardia believes that these record holders represent approximately 1,200 beneficial owners.

         DIVIDEND POLICY

         Cardia has never declared or paid dividends on its common stock and has no plans to pay dividends in the foreseeable future. Cardia currently intends to retain any earnings for use in the operation and expansion of its business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussions should be read in conjunction with Cardia's financial statements and the notes appearing elsewhere in this document.


MANAGEMENT'S PLAN OF OPERATION

         Cardia, Inc. was formed in October of 1998 as a subsidiary of Applied Biometrics, Inc. to take over the development of certain in-process technology relating to transcatheter closure devices for cardiac defects that Applied Biometrics acquired in November of 1997. Cardia assumed all activity relating to the development and marketing of the closure devices based on the in-process technology in October of 1998. Cardia plans to continue research and development, as well as conduct clinical trials for its closure devices. These research and development activities will include further improvements of the acquired technology, continued testing and improvement of the closure device technology Cardia has developed, and investigation of modified devices for new applications. Cardia will perform animal pilot trials on those devices which appear to be the most promising. Cardia expects to spend approximately $100,000 to $200,000 to complete development of its existing closure devices during 1999. Cardia currently expects that it will be in a position to commence commercial sales of its closure devices in Europe following receipt of certain regulatory certifications, which is anticipated to be received during the second half of 1999. Although Cardia believes its in-process technology has substantial advantages over the technology used in competitive closure devices, there can be no assurance that Cardia will successfully complete development of its technology.

         Cardia does not expect to make material capital investments in plant or equipment during 1999. Cardia expects to spend between $600,000 and $700,000 on selling, marketing and general administrative salaries and overhead during 1999. The majority of these expenditures will relate to Cardia's sales and marketing activities. These expenditures are not currently fixed costs and the amount spent during 1999 will depend largely on the performance and growth of Cardia's business during the next twelve months. Accordingly, Cardia will be able to adjust these expenses based on revenues and cash flows.

         RESULTS OF OPERATIONS

         REVENUES. Revenues for the six months ended June 30, 1999 were $444,003 as compared to revenues of $37,440 in the first six months of 1998. To date, Cardia's modest revenues have been generated by marketing its pediatric and adult closure devices on an experimental basis in Germany and Switzerland. Cardia is currently seeking the necessary regulatory approvals to market these devices on a broader basis in additional European Union countries. However, Cardia has turned its primary focus toward the development of its adult device and expects the majority of future revenue to be generated from the sale of this product. Cardia does not expect to realize significant revenues until product development is complete and Cardia has obtained necessary regulatory approvals to market its products in Europe and the United States.

         GROSS PROFIT. Gross profit for the six months ended June 30, 1999 was $315,992, up from $29,956 in the first six months of 1998. The increase in gross profit in 1999 from the same period in the previous the year can be attributed in part to the lower costs associated with operating the business Cardia acquired in connection with the spin-off from Applied Biometrics, Inc. during the first quarter of 1999 and the revenues generated by Cardia in connection with sales of its transcatheter closure devices which were limited during the first six months of 1998.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Cardia expended $524,683 in the first six months of 1999 on selling, general and administrative expenses, up from $241,783 in the first six months of 1998. The majority of these expenses are attributable to Cardia's sales and marketing activities. These expenditures are not currently fixed costs and the amount spent during the remainder of 1999 will depend largely on the performance and growth of Cardia's business. Accordingly, Cardia will adjust these expenses based on revenues and cash flows. Cardia does not expect to make material capital investments in plant or equipment during 1999. However, Cardia expects to add between four and six full-time employees during 1999. Those additional personnel will not be added, however, unless business growth justifies additional employees.

         RESEARCH AND DEVELOPMENT. Research and development costs accounted for $18,062, or approximately 3.3% of total operating expenses, down from $207,427 expended in the first six months of 1998. Cardia's on-going plans for research and development for its pediatric and adult closure devices include further improvements of the acquired technology and investigation into modified devices for new applications. Cardia expects to spend approximately $100,000 to $200,000 to complete development of its existing closure devices during 1999.

         NET LOSS. Cardia recognized a loss of $226,753 in the first six months of 1999, as compared to a loss of $419,254 recognized in the first six months of 1998.

         LIQUIDITY AND CAPITAL RESOURCES

         Cardia's liquidity as of June 30, 1999 consisted of approximately $484,285 in cash, including the proceeds of the Company's rights offering which are reflected on the Company's financial statements for the period reported on herein, and $143,031 in accounts receivable. Assuming Cardia does not receive revenue from the sale of its closure devices, Cardia believes that this liquidity will be sufficient to fund operations for an estimated 6 months. Cardia expects that the assets of VLS, which will become assets of Cardia following the merger, will increase Cardia's liquidity and be sufficient to fund operations for an estimated additional 6 months based on the same assumptions. Cardia intends to raise additional capital in the next 6 to 12 months through the issuance of equity or debt securities or through bank debt, or a combination of these means.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Cardia's management believes that the market risk association with its market risk sensitive instruments as of June 30, 1999 is not material, and therefore, disclosure is not required.

MANAGEMENT


         EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of Cardia are or will be as follows:

                                               PRINCIPAL OCCUPATION
       NAME AND AGE                           AND OTHER DIRECTORSHIPS
       ------------                           -----------------------

Joseph A. Marino                    Chairman, Chief Executive Officer,
(47)                                President, Treasurer and Director of Cardia
                                    since November 1998; Chairman of Applied
                                    Biometrics, Inc. from 1994 to June 1999 and
                                    Chief Financial Officer from 1993 to 1996.

Peter Buonomo                       Vice President of Cardia since November
(38)                                1998; Vice President of Sales and Marketing
                                    of Applied Biometrics, Inc. from 1996 to
                                    March 1999, Vice President of Marketing
                                    since 1995 and Director of Marketing from 1994 to 1995.

Thomas E. Brust                     Director of Cardia since November 1998;
(40)                                Chairman and Chief Executive Officer of
                                    Micropure Medical, Inc., a medical device manufacturer, since 1992.

Christopher J. Turnbull             Director of Cardia since January 1, 1999;
(43)                                Director of St. Paul Medical Inc., a
                                    disposable medical device manufacturer,
                                    since 1993; Interim President of Oxboro
                                    Medical International, a medical device
                                    manufacturer, since 1998.

Peter R. Peterson(1)                Chairman and Chief Executive Officer of
(65)                                Video Learning Systems, Inc. since 1982;
                                    Director of PPT Vision, Inc., a
                                    manufacturer, marketer and integrator of machine vision systems; Secretary and
                                    Director of Electro-Sensors, Inc., a
                                    manufacturer and distributor of industrial production monitoring and process control systems. Mr. Peterson served as Secretary of Electro-Sensors since 1973 and served as Chairman of the Board from 1969 to 1989. He is also President of P. R. Peterson, Inc., a venture capital firm where he has served for over five years.

---------------------

(1) Peter R. Peterson is not a current executive officer or director of Cardia. It is expected, however, that Mr. Peterson, a director and officer of VLS, will be elected to the board of directors of Cardia upon the completion of the merger.

         EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation to be paid during fiscal year 1999 to Cardia's Chief Executive Officer. No other executive officer of Cardia will receive salary in excess of $100,000 during 1999:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                              ANNUAL COMPENSATION     COMPENSATION AWARDS
                                              -------------------     -------------------

                                                                           SECURITIES
                                                                           UNDERLYING
NAME AND PRINCIPAL POSITION                 FISCAL YEAR      SALARY        OPTIONS(1)
---------------------------                 -----------      ------        ----------
Joseph A. Marino, Chief Executive Officer      1999         $170,000         50,000

--------------------------
(1) Number of shares of Cardia common stock subject to options granted during the year indicated.

         DIRECTOR COMPENSATION

         Directors are not currently paid fees for attending meetings. All directors are reimbursed for their travel expenses incurred in attending board meetings.

STOCK OPTION PLAN AND RELATED INFORMATION

         As of January 27, 1999, the board of directors and sole shareholder of Cardia adopted the Cardia, Inc. 1999 Omnibus Stock Incentive Plan to provide for the granting of stock-based incentives to officers, key employees and directors of Cardia. The plan permits the granting of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options which do not meet the requirements of such section, stock appreciation rights, restricted stock grants and deferred stock grants. The plan also contains provisions that permit an automatic reload of certain options if the original grant includes a reload feature. Cardia has reserved 200,000 shares of its common stock for issue in connection with awards granted pursuant to the plan. As of June 30, 1999, Cardia has outstanding options to purchase an aggregate of 132,500 shares of its common stock.

         The following table sets forth certain information as to options granted to the Chief Executive Officer of Cardia as of June 30, 1999:

                                             OPTION GRANTS

                                            PERCENT OF TOTAL
                      NAME OF SECURITIES        OPTIONS
                          UNDERLYING           GRANTED TO       EXERCISE OR BASE
                           OPTIONS             EMPLOYEES             PRICE
NAME                       GRANTED           IN FISCAL YEAR       DOLLAR/SHARE      EXPIRATION DATE
----                       -------           --------------       ------------      ---------------
Joseph A. Marino          50,000(1)                100%               $1.10             01/01/99

--------------------------
(1)      All of Mr. Marino's options are currently exercisable.

         The following table sets forth certain information as to options held by the Chief Executive Officer of Cardia as of June 30, 1999:

                                 AGGREGATE OPTION EXERCISES
                                      AND OPTION VALUES

        NAME           EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
        ----           -----------      -------------      -----------      -------------
Joseph A. Marino         50,000             0                 $0(1)               --

--------------------------
(1) The value of the exercisable options is equal to the difference between the subscription price in the rights offering of $1.00 per share undertaken in February of 1999 by Cardia and the option exercise price of $1.10 per share multiplied by the number of shares subject to options.

INDEMNIFICATION AND WAIVER OF DIRECTOR LIABILITY

         The Minnesota Business Corporation Act provides that officers and directors of Cardia have the right to indemnification from Cardia for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with the distribution and the rights offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Cardia pursuant to such indemnification provisions, Cardia has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Cardia has adopted in its articles of incorporation a provision which limits personal liability for a breach of the fiduciary duty of its directors, to the extend provided by the Minnesota Business Corporation Act. Such provision eliminated the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to Cardia, liability for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of June 30, 1999, with respect to the beneficial ownership of Cardia's common stock by (1) all persons known by Cardia to be the beneficial owners of more than 5% of the outstanding common stock of Cardia, (2) each executive officer and director of Cardia, and (3) all executive officers and directors of Cardia as a group.

                       NAME AND ADDRESS OF
                        BENEFICIAL OWNERS                                  SHARES OWNED
                        -----------------                                  ------------

                                                               NUMBER OF SHARES          PERCENTAGE
                                                              BENEFICIALLY OWNED          OF CLASS
                                                              ------------------          --------
Cede & Co.....................................................    595,719                 59.6%
 c/o Depository Trust Co.
 P.O. Box 20
 Bowling Green Station
 New York, New York 10004

Joseph A. Marino..............................................    330,433(1)(2)           31.5%
 13754 Frontier Court
 Burnsville, Minnesota 55337

David B. Johnson..............................................     86,588(3)               8.7%
 Miller Johnson & Kuehn Inc.
 5500 Wayzata Blvd., Suite 800
 Minneapolis, Minnesota 55416

Thomas E. Brust...............................................     10,000(1)(4)             **

Christopher J. Turnbull.......................................     10,000(1)(5)             **

Peter Buonomo.................................................     25,000(6)               2.4%

Peter R. Peterson.............................................           (7)                (8)

All executive officers and directors as a group (4 persons)...    375,433(2)(4)(5)(6)     34.3%

-------------------------------
**  Less than 1%.

(1)  Current director of Cardia, Inc.

(2) Includes 50,000 shares which could be purchased by Mr. Marino under stock options exercisable within sixty (60) days. Also includes 2,773 shares held by Mr. Marino's daughter, Anna M. Marino, and 2,773 shares held by Mr. Marino's son, Joseph A. Marino III, the beneficial ownership of all of such shares is disclaimed.

(3) Based upon the Schedule 13G filed with the Securities and Exchange Commission on April 27, 1999. Includes 54,420 and 63 shares owed respectively by Betty Johnson and Todd Johnson, wife and son of David B. Johnson. Mr. Johnson has sole voting and dispositive power with respect to 30,451 shares and shared voting and dispositive power with respect to 56,137 shares.

(4) Includes 10,000 shares which could be purchased by Mr. Brust under stock options exercisable within sixty (60) days of the date hereof.

(5) Includes 10,000 shares which could be purchased by Mr. Turnbull under stock options exercisable within sixty (60) days of the date hereof.

(6) Includes 25,000 shares which could be purchased by Mr. Buonomo under stock options exercisable within sixty (60) days of the date hereof.

(7) Mr. Peterson will own approximately 39,475 shares of the outstanding shares of Cardia common stock after giving effect to the shares issued in connection with the merger. Calculation includes shares owned by a subsidiary of Electro-Sensors, Inc., of which Mr. Peterson is a director and controlling shareholder. See "Information with Respect to VLS - Principal Shareholders" on page 46.

(8) Mr. Peterson will own approximately 3.2% of the outstanding shares of Cardia common stock after giving effect to the shares issued in connection with the merger. Calculation includes shares owned by a subsidiary of Electro-Sensors, Inc., of which Mr. Peterson is a director and controlling shareholder. See "Information with Respect to VLS - Principal Shareholders" on page 46.

                         INFORMATION WITH RESPECT TO VLS

BUSINESS OF VLS

     Video Learning Systems, Inc. was incorporated as a Minnesota corporation on December 7, 1982. From 1982 to 1989, VLS was engaged in the development, production, manufacturing and marketing of "self-help," "how-to" video tapes covering a variety of topics for the home video market. VLS focused its initial efforts on researching the video market and then became a co-producer for a number of video tapes, including exercise and training tapes and tapes for teaching preschool children. VLS ceased all operations relating to its videotape business in approximately 1989 and has not engaged in active operations since that time.

     VLS currently has no business or assets other than cash, cash equivalents and a note receivable. It has no employees or operations of any kind. VLS' management shall not be a part of the management organization of Cardia, except for Peter R. Peterson, who is expected to become a member of Cardia's board of directors.

MARKET FOR VLS' COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         MARKET INFORMATION

         As of the date of this prospectus/proxy statement, there is no public trading market in the United States or elsewhere for the VLS common stock. Upon the consummation of the merger, the Cardia common stock received by holders of VLS common stock is expected to be eligible for quotation in the "pink sheets" and approved for trading on the local over-the-counter market under the symbol "CRDI." There can be, and is, no assurance that market makers will make or maintain a market in the Cardia common stock or that, even if a market is made and maintained in the stock, that the Cardia common stock will trade at prices deemed attractive or reasonable to the present shareholders of VLS.

         HOLDERS

         The approximate number of holders of record of VLS common stock at June 30, 1999 was 73. VLS believes that these recordholders represent more than 100 beneficial owners.

         DIVIDEND POLICY

         VLS has no operations or significant earnings and has never paid dividends on its common stock. Upon the consummation of the merger, there are no restrictions that would, or are likely to, limit the ability of Cardia to pay dividends on its capital stock, but Cardia has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussions should be read in conjunction with VLS' financial statements and the notes appearing elsewhere in this document.

         OPERATIONS

         VLS was incorporated as a Minnesota corporation on December 7, 1982. From 1982 to 1989, VLS was engaged in the development, production, manufacturing and marketing of "self-help" and "how-to" video tapes covering a variety of topics for the home video market. VLS ceased operations in approximately 1989 and has not engaged in any active operations since that time.

         VLS currently has no active business or significant assets other than cash, cash equivalents and a note receivable. The company's only income during the last four fiscal years was attributable to certain interest and dividend income. VLS has no employees, facilities or operations of any kind.

         RESULTS OF OPERATIONS

         REVENUES. Revenues for the quarter ended June 30, 1999 were $14,898 and derived solely from interest and dividend income for the period. VLS has derived no revenue from operations during the first quarter of 1999 or in the last three fiscal years ended December 31, 1998, 1997 and 1996.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. VLS expended $6,032 in the first six months of 1999 on selling, general and administrative expenses. The majority of these costs are attributable to various accounting and administrative expenses.

         NET INCOME. VLS recognized net income of $8,866 in the first six months of 1999.

         LIQUIDITY AND CAPITAL RESOURCES

         VLS' liquidity as of March 31, 1999 consisted of approximately $371,281 in cash. VLS believes that this liquidity will be adequate for its foreseeable financial commitments.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         VLS' management believes that the market risk associated with its market risk sensitive instruments as of June 30, 1999 is not material, and therefore, disclosure is not required.

PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information as of June 30, 1999, with respect to the beneficial ownership of VLS' common stock by (1) all persons known by VLS to be the beneficial owners of more than 5% of the outstanding common stock of VLS, (2) each executive officer and director of VLS, and (3) all executive officers and directors of VLS as a group.

                           NAME AND ADDRESS OF
                             BENEFICIAL OWNERS                              SHARES OWNED
                             -----------------                              ------------

                                                                     NUMBER OF         PERCENTAGE
                                                                BENEFICIALLY SHARES     OF CLASS
                                                                -------------------     --------
Cede & Co......................................................      309,129              29.1%
 P.O. Box 20
 Bowling Green Station
 New York, New York 10274

Peter R. Peterson..............................................      209,975(1)(2)        19.7%
 6111 Blue Circle Drive
 Minnetonka, Minnesota 55343-9108

R & J Co.......................................................      107,028              10.0%
 R J Steichen & Company
 1 Financial Plz., Suite 100
 120 South 6th Street
 Minneapolis, Minnesota 55402-1803

Joseph A. Marino...............................................       75,000(3)            7.0%
 13754 Frontier Court
 Burnsville, Minnesota 55337

Van Clemens & Co...............................................       55,447               5.2%
 5708 Olinger Blvd.
 Minneapolis, Minnesota 55436-1912

Paul R. Peterson ..............................................       14,900(1)            1.4%
 6111 Blue Circle Drive
 Minnetonka, Minnesota 55343-9108

All executive officers and directors as a group (2 persons)....      224,875(2)           21.1%

-----------------

(1)  Member of the board of directors of VLS.

(2) Includes 46,875 shares owned by a subsidiary of Electro-Sensors, Inc., of which Mr. Peterson is a director and controlling shareholder.

(3)  Member of the board of directors of Cardia.

EXECUTIVE COMPENSATION AND OTHER MATTERS

     EXECUTIVE COMPENSATION

     No officer of VLS received any salary or other compensation at any time during the fiscal years ending December 31, 1998, 1997, 1996 and no officer of VLS will receive any salary or other compensation during 1999.

     OPTION/SAR GRANTS

     VLS has not issued any stock options or granted any stock appreciation rights at any time during the last three years. Stock options, if any, granted during any period prior to three years have either been exercised or expired.

     OPTION/SAR EXERCISES

     VLS has not issued any stock options or granted any stock appreciation rights at any time during the last three years. Stock options, if any, granted during any period prior to three years have either been exercised or expired.

     DIRECTOR COMPENSATION

     Directors of VLS are not paid any compensation.


             COMPARISON OF RIGHTS OF HOLDERS OF CARDIA COMMON STOCK
                         AND HOLDERS OF VLS COMMON STOCK

DESCRIPTION OF CARDIA CAPITAL STOCK

         The following summary of the material terms of the capital stock of Cardia is not complete and is subject to and qualified in its entirety by reference to Cardia's articles of incorporation and bylaws, copies of which are included as exhibits to documents incorporated by reference to the registration statement of which this proxy statement/prospectus is a part.

         CARDIA COMMON STOCK

         Cardia is authorized to issue 10,000,000 shares of common stock, par value $.01 per share. There are currently 1,000,081 shares of Cardia common stock issued and outstanding and approximately 79 holders of record of Cardia common stock. The holders of Cardia common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. The holders of Cardia common stock do not have cumulative voting rights in the election of directors. The holders of Cardia common stock are entitled to receive ratably such dividends, if any, as may be declared by the Cardia board of directors out of legally available funds, subject to the rights of the holders of any outstanding Cardia preferred stock to receive preferential dividends. In the event of liquidation, dissolution or winding up of Cardia, the holders of Cardia common stock are entitled to share ratably in all assets of Cardia available for distribution to shareholders after payment of all obligations of Cardia and the aggregate liquidation preference (including all accrued and unpaid dividends) of any outstanding Cardia preferred stock.

         The holders of Cardia common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of Cardia common stock are, and the Cardia common stock to be issued in the merger will be, validly issued, fully paid and nonassessable.

         CARDIA PREFERRED STOCK

         The board of directors of Cardia have the discretion to issue 1,000,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock are currently issued and outstanding. The board of directors of Cardia has the authority to prescribe for each series of Cardia preferred stock it establishes the number of shares in that series, the dividend rate, and the voting rights, conversion privileges, redemption, sinking fund and liquidation rights, if any, and any other rights, preferences, qualifications and limitations of a particular series. The issuance of Cardia common stock could decrease the amount of earnings and assets available for distribution to the holders of Cardia common stock or adversely affect the rights and powers, including the voting rights, of the holders of Cardia common stock.

         Under certain circumstances, Cardia preferred stock could be used to create voting impediments or deter persons seeking to effect a takeover or otherwise gain control of Cardia in a transaction which holders of some or a majority of Cardia common stock may deem to be in their best interests. Such shares of Cardia preferred stock could be sold in public or private transactions to purchasers who might support the Cardia board of directors in opposing a takeover bid that the Cardia board of directors determines not to be in the best interests of Cardia and its shareholders. In addition, the Cardia board of directors could authorize holders of a class or series of preferred stock to vote, either separately as a class or together with the holders of Cardia common stock, on any merger, sale, or exchange of assets by Cardia or any other extraordinary corporate transaction. The ability to issue such Cardia preferred stock might have the effect of discouraging an attempt by another person or entity, through the acquisition or a substantial number of shares of Cardia common stock, to acquire control of Cardia with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

         Cardia has no present plans to issue any Cardia preferred stock.

         TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Cardia common stock is Norwest Bank Minnesota, N.A.

COMPARATIVE RIGHTS OF CARDIA AND VLS SHAREHOLDERS

         Upon the consummation of the merger, the shareholders of VLS will become shareholders of common stock of Cardia. Both VLS and Cardia are incorporated in the State of Minnesota and governed by the Minnesota Business Corporation Act. The rights of the shareholders of Cardia and VLS are also governed by their respective articles of incorporation and bylaws. The following is a brief summary of certain differences between the rights of Cardia shareholders and the rights of VLS shareholders. The summary set forth below is not intended to be complete description of all of the differences between the rights of shareholders of VLS and the rights of shareholders of Cardia and is qualified by reference to Minnesota law, the articles and bylaws of VLS, and the articles and bylaws of Cardia.

         PERCENTAGE OF VOTING STOCK AND INFLUENCE OVER AFFAIRS

         Upon completion of the merger, the percentage ownership of Cardia by each former VLS shareholder will be substantially less than that shareholder's current percentage ownership of VLS. Accordingly, former VLS shareholders will have significantly smaller voting influence over the affairs of Cardia than they currently enjoy over the affairs of VLS.

         PRESENCE OF CARDIA PREFERRED STOCK

         Cardia's articles of incorporation provide that shares of preferred stock may be issued with terms, preferences and rights determined by its board of directors without stockholder approval. See "Description of Cardia Capital Stock - Cardia Preferred Stock." VLS is not authorized to issue preferred stock, but is allowed to issue multiple classes of common stock with such terms, preferences and rights as the board of directors of VLS may determine from time to time. Currently, there is only one class of VLS common stock and all holders thereof have equal rights in all respects.

         CLASSIFICATION, REMOVAL AND ELECTION OF DIRECTORS

         Cardia's bylaws provide for a classified board of directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. VLS' articles and bylaws do not similarly classify its board of directors, and directors are elected each year for a one-year term. Both Cardia's and VLS' bylaws provide for newly created directorships resulting from an increase in the authorized number of directors and any vacant directorships may be filled by a majority of the directors then in office.

         VLS' bylaws provide that directors may be removed from office, with or without cause, by the affirmative vote of the majority of the other directors. The Minnesota Business Corporation Act enables a majority of Cardia's board of directors to remove directors from office in a similar manner.

         The provisions of Cardia's articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See "Cardia Capital Stock - Cardia Preferred Stock."

         These provisions of Cardia's articles regarding classification, removal and nomination of directors afford some assurance of stability in the composition of Cardia's board of directors, but may discourage or deter attempts by individuals to take control of Cardia by electing their own slate of directors. To the extent that potential acquirors of Cardia stock are deterred by the classified board, such provision also may deter certain mergers, tender offers or other future takeover attempts which some or a majority of holders of Cardia common stock may deem to be in their best interests. In addition, the classified board would delay shareholders who do not favor the policies of Cardia's board of directors from removing a majority of the board of directors for two years, unless they can obtain the requisite vote.

         SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         Neither Cardia's nor VLS' governing documents contain any provisions that would require greater than a majority of its respective shareholders to approve mergers, consolidations, sales of a substantial amount of assets or other similar transactions.

         RIGHT TO CALL SPECIAL MEETING OF SHAREHOLDERS

         Under the bylaws of VLS, a special meeting of shareholders may be called by certain officers, two or more directors or shareholders holding at least 10% of the voting power of all shares of capital stock entitled to vote. Cardia is subject to a similar provision of the Minnesota Business Corporation Act for calling a special meeting of shareholders.

         ADVANCE NOTICE OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Under Cardia's and VLS' bylaws, advance notice is required of shareholder proposals or director nominations to be considered at a meeting of the shareholders.

         ACTION BY WRITTEN CONSENT

         Minnesota law provides that any action of a Minnesota corporation permitted or required by law to be taken by shareholders at a meeting may be taken without a meeting and without prior notice if a written consent is signed by all of the holders of outstanding voting stock of the corporation.

         LIABILITY OF DIRECTORS AND OFFICERS

         Cardia's articles and bylaws generally exempt directors and officers from personal liability to the corporation or its shareholders from monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Minnesota law. VLS' articles and bylaws contain similar provisions.

         AMENDMENT OF GOVERNING DOCUMENTS

         Minnesota law provides that an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. Neither Cardia's nor VLS' articles of incorporation contain any provisions that require a larger affirmative vote in order to amend their articles.

         The Cardia and VLS bylaws provide that the Cardia and VLS board of directors have the power to make, amend, alter and repeals the bylaws upon the majority vote of their boards of directors, subject to the power of their respective shareholders to enact, change or repeal such bylaws; provided, however, that the VLS bylaws do not permit its board of directors to adopt, amend or repeal any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors (except as may be done to increase the number of directors) or their classification, qualifications or terms of office.

         BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

         Cardia is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A control share acquisition is an acquisition, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A business combination includes any merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who is the beneficial owner of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner of 10% or more of the corporation's voting stock. These provisions of the Minnesota law could delay, defer or prevent a change in control of Cardia.


                             INDEPENDENT ACCOUNTANTS

         The financial statements of Cardia included herein as of December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as set forth in their report thereon included in this document and registration statement.

         The financial statements of VLS included herein for the years ended December 31, 1998 and 1997 have been audited by Casey, Menden, Faust & Nelson, P.A., independent public accountants, as set forth in their report thereon included in this document and registration statement.


                                  LEGAL MATTERS

         The validity of the Cardia common stock to be issued in the merger has been passed upon for Cardia by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Patrick Delaney, a partner in Lindquist & Vennum, is the Secretary of Cardia and a shareholder of VLS.


            REPRESENTATIVES OF INDEPENDENT PUBLIC ACCOUNTANTS OF VLS

         Representatives of Casey, Menden, Faust & Nelson, P.A. expect to be present at the VLS special meeting. While these representatives have stated that they do not plan to make a statement at the meeting, they will be available to respond to appropriate questions from shareholders in attendance.

                  INDEX TO FINANCIAL STATEMENTS - CARDIA, INC.



                                                                            PAGE
                                                                            ----

Report of Independent Accountants............................................F-2

Balance Sheets as of December 31, 1997 and 1998, and June 30, 1999
   (unaudited)...............................................................F-3

Statements of Operations for the period ended December 31, 1997, the year ended December 31, 1998, and the six month periods ended
   June 30, 1998 and 1999 (unaudited)........................................F-4

Statement of Advances by Parent and Shareholders' Equity for the period ended December 31, 1997 and the year ended December 31, 1998..............F-5

Statements of Cash Flows for the period ended December 31, 1997, the year ended December 31, 1998, and the six month periods ended
   June 30, 1998 and 1999 (unaudited)........................................F-6

Notes to Financial Statements................................................F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
  and Shareholders of
  Cardia, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of advances by parent and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cardia, Inc. (the Company; formerly the Transcatheter Closures Business of Applied Biometrics, Inc.) as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from November 2, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
March 18, 1999

CARDIA, INC.
BALANCE SHEETS

                                                               DECEMBER 31,              JUNE 30,
                                                                                           1999
ASSETS                                                    1997             1998         (UNAUDITED)
Current assets:
   Cash and cash equivalents                          $        --      $       500      $   484,285
   Accounts receivable                                         --           92,917          143,031
   Inventories                                                 --           50,888           38,200
   Prepaid expenses and other current asset                    --           11,285            1,274
                                                      -----------      -----------      -----------
         Total current assets                                  --          155,590          666,790

Property and equipment, net                                    --           27,371          104,143
Intangible assets                                         100,000           83,332           74,998
                                                      -----------      -----------      -----------
          Total assets                                $   100,000      $   266,293      $   845,931
                                                      ===========      ===========      ===========

   LIABILITIES AND NET INVESTMENT BY
   APPLIED BIOMETRICS, INC.

Current liabilities:
   Trade accounts payable                             $        --      $    63,651      $    22,692
   Accrued expenses                                            --               --             (421)
                                                      -----------      -----------      -----------
       Total current liabilities                               --           63,651           22,271

Commitments and contingencies

Advances by parent and shareholders' equity:

Preferred Stock (1,000,000 shares
   authorized, no shares outstanding
   at June 30, 1999)                                           --               --               --

Common Stock (10,000,000 shares
   authorized, 1,000,081 shares
   outstanding at June 30, 1999)                               --               --           10,000

Additional paid in capital                                     --               --        2,334,667
   Advances from Applied Biometrics, Inc.                 557,866        1,496,894               --
   Accumulated deficit                                   (457,866)      (1,294,252)      (1,521,007)
                                                      -----------      -----------      -----------
       Net investment by Applied Biometrics, Inc.         100,000          202,642          823,660
                                                      -----------      -----------      -----------
       Total liabilities and net investment by
         Applied Biometrics, Inc.                     $   100,000      $   266,293      $   845,931
                                                      ===========      ===========      ===========

               See accompanying notes to the financial statements.

CARDIA, INC.
STATEMENTS OF OPERATIONS

                                          FOR THE PERIOD FROM
                                            NOVEMBER 2, 1997                                        FOR THE SIX
                                             (INCEPTION) TO         YEAR ENDED                  MONTH PERIOD ENDED
                                            December 31, 1997    December 31, 1998                   June 30,
                                                                                            1998                 1999
                                                                                                   (unaudited)
Net sales                                     $         --         $    167,240         $     37,440         $    444,003
Cost of sales                                           --               33,652         $      7,484         $    128,011
                                              ------------         ------------         ------------         ------------
       Gross profit                                     --              133,588

Operating expenses:
   Selling, general and administrative              16,409              564,826              241,783              524,683
   Research and development                                             405,148              207,427               18,062
   Acquisition of in-process research
     and development                               441,457                                        --
                                              ------------         ------------         ------------         ------------
                                                   457,866              969,974              449,210              542,745
                                              ------------         ------------         ------------         ------------
       Net loss                               $   (457,866)        $   (836,386)        $    419,254         $    226,753
                                              ============         ============         ============         ============

Net loss per share
   Basic and Fully Diluted                    $      (1.22)        $      (2.23)        $      (1.12)        $      (0.33)

Weighted Average Shares
   Outstanding                                     375,000              375,000              375,000              690,613

               See accompanying notes to the financial statements.

CARDIA, INC.
STATEMENT OF ADVANCES BY PARENT AND SHAREHOLDERS' EQUITY

                                                   ADDITIONAL         ADVANCES
                                     COMMON         PAID-IN         FROM APPLIED       ACCUMULATED      SHAREHOLDER
                                      STOCK         CAPITAL        BIOMETRICS, INC.      DEFICIT           EQUITY
                                  ------------    ------------     ----------------    -----------      ------------
November 2, 1997 (inception)      $         --    $         --      $         --      $         --      $         --

Purchase of the Transcatheter
   Closure Product Line                                                  557,866                --           557,866
Net Loss                                                                      --          (457,866)         (457,866)
                                                                    ------------      ------------      ------------

Balances at December 31, 1997                                            557,866          (457,866)          100,000

Advances by Applied
   Biometrics, Inc.                                                      939,028                --           939,028
Net Loss                                                                      --          (836,386)         (836,386)
                                                                    ------------      ------------      ------------

Balances at December 31, 1998                                       $  1,496,894      $ (1,294,252)     $    202,642
                                                                    ============      ============      ============

Advance by
   Applied Biometrics, Inc.
   (unaudited)                                                           222,773                             222,773

Distribution of interest in
   Cardia from Applied
   Biometrics, Inc.
   (unaudited)                           3,750       1,715,912        (1,719,667)               --                --

Sale of Common Stock
   (unaudited)                           6,250         618,750                --                --           625,000

Net loss (unaudited)                        --              --                --          (226,755)         (226,755)

                                  ------------    ------------      ------------      ------------      ------------
Balance at June 30, 1999
   (unaudited)                    $     10,000    $  2,334,667      $         --      $ (1,521,007)     $    823,660
                                  ============    ============      ============      ============      ============

                       See accompanying notes to financial statements.

CARDIA, INC.
STATEMENTS OF CASH FLOWS

                                                       FOR THE PERIOD FROM                                FOR THE SIX MONTH
                                                        NOVEMBER 2, 1997                                     PERIOD ENDED
                                                         (INCEPTION) TO        YEAR ENDED                     JUNE 30,
                                                        DECEMBER 31, 1997   DECEMBER 31, 1998         1998                 1999
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
    Net loss                                               $  (457,866)        $  (836,386)        $  (419,258)        $  (226,753)

Adjustments to reconcile net loss to net cash
 from operating activities:
  Non-cash acquisition of in-process research
    and development                                            441,457                  --                  --                  --
  Depreciation and amortization                                     --              19,709               8,334              13,090
Cash flows provided by (used for) changes in:
  Accounts receivable                                               --             (92,917)            (21,942)            (50,114)
  Inventories                                                       --             (50,888)            (40,000)             12,688
  Prepaid expenses and other current assets                         --             (11,285)                 --              10,011
  Accounts payable                                                  --              63,651              16,826              41,380
                                                           -----------         -----------         -----------         -----------
    Net cash flows used for operating activities               (16,409)           (908,116)           (456,040)           (282,458)
                                                           -----------         -----------         -----------         -----------

Cash flows from investing activities:
  Cash expended for purchase of product line                   (31,457)                 --                  --                  --
  Purchase of property and equipment                                --             (30,412)             (5,225)            (81,528)
                                                           -----------         -----------         -----------         -----------
    Net cash flows used for investing activities               (31,457)            (30,412)             (5,225)            (81,528)
                                                           -----------         -----------         -----------         -----------

Cash flows from financing activities:
  Proceeds from issuance of common stock                            --                  --                  --             625,000
  Cash received from Applied Biometrics, Inc.                   47,866             939,028             461,265             222,771
                                                           -----------         -----------         -----------         -----------
    Net cash flows provided by financing activities             47,866             939,028             461,265             847,771
                                                           -----------         -----------         -----------         -----------

Net increase in cash                                                --                 500                  --             483,785

Cash and cash equivalents:
  Cash, beginning of period                                         --                  --                  --                 500
                                                           -----------         -----------         -----------         -----------
  Cash, ending of period                                   $        --         $       500         $        --         $       500
                                                           ===========         ===========         ===========         ===========

               See accompanying notes to the financial statements.

CARDIA, INC.
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

BACKGROUND

Cardia, Inc. (Cardia or the Company) was formed in October of 1998 as a subsidiary of Applied Biometrics, Inc. (ABI). Prior to that time, the entity was operated as the Transcatheter Closures Business (the Business) of ABI. Cardia was formed to develop, manufacture, and market Transcatheter Closure Devices (TCD's) which are based on intellectual property rights ABI acquired in November 1997.

TCD's are a new generation of implantable device technologies which are delivered through a catheter to permanently repair certain cardiac defects in children and adults.

In December 1998, the Board of Directors of ABI approved a plan to distribute ABI's interest in the Company as a dividend to the shareholders of ABI (the Distribution). Under the plan, ABI shareholders received one share of Cardia for every 11.563 shares of ABI common stock. The Distribution to shareholders occurred on February 2, 1999, with a total distribution of 375,000 shares.

ACQUISITION OF TECHNOLOGY

ABI acquired the rights to the TCD technology in an acquisition consummated in November 1997. The purchase price for the acquired technology was approximately $542,000 and was comprised of 85,000 shares of ABI stock and $32,000 of related acquisition costs. The acquired technologies consisted of a pediatric product which has been subsequently market released internationally on a limited basis and rights to another product with therapeutic applications to adults which required substantial additional development. The purchase price allocation included approximately $100,000 to capitalizable intangible assets related to the developed product and $442,000 to in-process research and development which was charged to expense in 1997 as the underlying research and development projects had not reached technological feasibility and had no alternative future use.

The purchase agreement also requires the payment of royalties equal to 3% of the net sales price of Vessel/Septal Occluder devices sold, payable on a quarterly basis for a period of six years.

BASIS OF PRESENTATION

The accompanying financial statements include the specifically identifiable net assets of the transcatheter closure operations of ABI and the results of operations of that business from the point of ABI's acquisition of the underlying technology in November 1997.

Costs related to functions performed by ABI have been charged to the Business. Such costs allocated by the parent include certain general and administrative costs such as personnel costs, legal costs and costs of the finance function. These allocations of costs were determined in a manner which management considers to reflect the incremental costs of providing these services. The terms of these transactions and allocations of costs were determined between related parties and may therefore differ from terms which would have occurred between wholly unrelated parties or had the Business operated as a completely autonomous entity since inception.

The Business' financing requirements have been funded by Applied Biometrics, Inc. No interest expense has been allocated or charged to the Business for financing provided by ABI.

The financial information included herein may not necessarily be indicative of the financial position, results of operations or cash flows of the Business in the future or what the financial position, results of operations or cash flows would have been if the Business had been a separate, independent company during the periods presented.

INTERIM FINANCIAL DATA (UNAUDITED)

The financial information presented as of June 30, 1999 and for each of the six-month periods ended June 30, 1999 and 1998, including related information set forth in the notes to financial statements, is unaudited. In the opinion of management, this financial information reflects the adjustments necessary for a fair presentation of the financial information for such periods. These adjustments consist of normal, recurring items. The results of operations for the six-month period ended June 30, 1999 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The Company operates in one industry segment and is engaged in the development, manufacturing and marketing of Transcatheter Closure Devices.

FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The Business' financial instruments consist of short-term trade receivables and payables for which the current carrying amounts approximate fair market value.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

Cash equivalents are highly liquid marketable securities with original maturities of three months or less.

INVENTORY

Inventory is stated at the lower of cost (first-in-first-out basis) or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost with depreciation computed using the straight-line method over the estimated useful lives of the assets. Expenditures for additions and improvements are capitalized while repair and maintenance costs are expensed as incurred.

INTANGIBLE ASSETS

The cost of acquired intangible assets is capitalized and amortized on a straight-line basis over an estimated useful life of six years. The recoverability of unamortized intangible assets is assessed on an ongoing basis by comparing discounted future cash flows from the related product to net book value.

REVENUE RECOGNITION

Revenue is recognized upon shipment of goods to customers.

CONCENTRATION OF CREDIT RISK

The Company does not believe it is subject to a concentration of credit risk.

RESEARCH AND DEVELOPMENT

The costs of research and development are expensed as incurred.

INCOME TAXES

Income taxes are accounted for using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for differences between the financial reporting and income tax bases of the Company's assets and liabilities.

NET LOSS PER SHARE

Earnings (loss) per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the year. For periods prior to the spin-off of Cardia from ABI, weighted-average shares outstanding have been determined as if the distribution of shares in the spin-off had occurred as of the inception of the Company. Common stock equivalents, consisting of shares which might be issued upon exercise of stock options are not included in weighted-average common shares for purposes of determining diluted earnings per share in years where losses are reported since their inclusion would be antidilutive. Pro forma loss per share is as follows:

                                                          1997          1998
Pro forma:
    Basic and diluted loss per share                   $   (1.22)    $   (2.23)
    Shares used in computing pro forma loss per share    375,000       375,000

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard establishes accounting and reporting standards for derivative instruments and hedging activities. The Company must adopt this standard no later than fiscal year 2001. Management believes that adoption of SFAS No. 133 will not have a material effect on the Company's financial statements.

3. PROPERTY AND EQUIPMENT

The cost of property and equipment and the estimated useful lives are as follows:

                                          ESTIMATED
                                         USEFUL LIFE      1997          1998

Furniture and fixtures                     5 years    $       --     $    7,496
Machinery and equipment                    5 years            --         22,916
                                                      ----------     ----------
                                                              --         30,412
Less accumulated depreciation                                 --         (3,041)
                                                      ----------     ----------
                                                      $              $   27,371
                                                      ==========     ==========

4. INTANGIBLE ASSETS

Intangible assets are comprised as follows:

                                          ESTIMATED
                                         USEFUL LIFE      1997         1998

Intangible assets                          6 years    $  100,000     $  100,000
Less accumulated amortization                                 --        (16,668)
                                                      ----------     ----------
                                                      $  100,000     $   83,332
                                                      ==========     ==========

5. STOCK OPTION PLAN

On January 27, 1999, the Board of Directors and sole shareholder of the Company adopted the Cardia, Inc. 1999 Omnibus Stock Incentive Plan to provide for the granting of stock-based incentives to officers, key employees and directors of the Company. The Company has reserved 200,000 shares of its common stock for issue in connection with awards granted pursuant to the plan. Subsequent to December 31, 1998, the Company issued options to purchase an aggregate of 132,500 shares of its common stock at exercise prices varying from $1.00 to $1.10 per share.

6. INCOME TAXES

The Business has not been allocated any tax benefit on the results of its operations since inception. As the Business was part of the consolidated tax return of ABI until spin-off as a separate company in February 1999, no losses prior to that date are available for carryforward to future periods.

At the spin-off date, the Company will have available net temporary differences to offset taxable income in future periods. For tax purposes, all acquired technology of the Business is capitalized and amortized over a life of 15 years. Such future tax benefits approximate $140,000.

7. SUBSEQUENT EVENTS - CAPITALIZATION AND FINANCING

The Distribution of 375,000 shares of the Company's common stock to ABI shareholders occurred on February 11, 1999. At that date, Cardia had authorized 10,000,000 shares of its $0.01 par value common stock. Concurrent with the Distribution, the Company sold 125,000 shares of Cardia common stock at a price of $1 per share to an officer of the Company.

Subsequent to the Distribution, the Company completed a rights offering of its common stock to sell an aggregate of 500,000 shares of common stock at a subscription price of $1 per share, on the basis of one right for each share of Cardia stock held by a shareholder immediately after the Distribution.

          INDEX TO FINANCIAL STATEMENTS - VIDEO LEARNING SYSTEMS, INC.


                                                                            PAGE

Independent Auditors' Report................................................F-13

Balance Sheets as of December 31, 1997 and 1998, and June 30, 1999
(unaudited).................................................................F-14

Statements of Income for the years ended December 31, 1997 and 1998, and for the six month period ended June 30, 1999 (unaudited)....................F-15

Statements of Shareholders' Equity for the years ended December 31, 1997 and 1998, and for the period ended June 30, 1999 (unaudited)................F-16

Statements of Cash Flows for the years ended December 31, 1997 and
1998, and for the six month period ended June 30, 1999 (unaudited)..........F-17

Notes to Financial Statements...............................................F-18

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board
of Directors of Video Learning Systems, Inc.
Minnetonka, Minnesota


         We have audited the accompanying balance sheets of Video Learning Systems, Inc. as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Video Learning Systems, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                       /s/ Casey, Menden, Faust & Nelson, P.A.

July 7, 1999

                          VIDEO LEARNING SYSTEMS, INC.

                                 BALANCE SHEETS

                                     ASSETS
                                     ------
                                                                                                June 30,
                                                                 1997            1998             1999
                                                              -----------     -----------     -----------
                                                                                              (unaudited)
Current assets:
     Cash                                                     $   322,706     $   389,922     $   366,823
     Refundable income taxes                                           --           4,458           4,458
     Note receivable, current portion                              44,301          47,503          79,631
     Accounts receivable - interest                                    --              --             153
                                                              -----------     -----------     -----------
         Total current assets                                     367,007         441,883         451,065
                                                              -----------     -----------     -----------

     Video production costs                                       519,619         519,619         519,619
         Less: accumulated amortization                          (519,619)       (519,619)       (519,619)
                                                              -----------     -----------     -----------
         Video production costs, net                                   --              --              --
                                                              -----------     -----------     -----------

     Other assets:
         Note receivable, net of current portion                  200,019         152,516          97,051
                                                              -----------     -----------     -----------

              Total other assets                                  200,019         152,516          97,051
                                                              -----------     -----------     -----------

                                                              $   567,026     $   594,399     $   548,116
                                                              ===========     ===========     ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
     Accounts payable                                         $       235     $       235     $     3,235
     Accounts payable - related party                              58,149          58,149              --
                                                              -----------     -----------     -----------

              Total current liabilities                            58,384          58,384           3,235
                                                              -----------     -----------     -----------
Commitments and contingent liabilities                                 --              --              --

Shareholders' equity:
     Common stock, no par value, authorized
         10,000,000 shares; 1,063,750 shares issued
         and outstanding in 1998 and 1997                         706,434         706,434         706,434
     Contributed capital                                           18,000          18,000          18,000
     Retained earnings (deficit)                                 (215,792)       (188,419)       (179,553)
                                                              -----------     -----------     -----------

              Total shareholders' equity                      $   508,642         536,015         544,881
                                                              -----------     -----------     -----------

                                                              $   567,026     $   594,399     $   548,116
                                                              ===========     ===========     ===========

                 See accompanying notes to financial statements

                          VIDEO LEARNING SYSTEMS, INC.

                              STATEMENTS OF INCOME

                                                                                 For the
                                                                                Six Months
                                                                                  Ended
                                                                                 June 30,
                                                    1997            1998           1999
                                                -----------     -----------     -----------
                                                                                (unaudited)
Income:
     Royalty income                             $        --     $        --     $        --
                                                -----------     -----------     -----------

         Total income                                    --              --              --
                                                -----------     -----------     -----------

Cost of sales:
     Royalties                                           --              --              --
                                                -----------     -----------     -----------

         Total cost of sales                             --              --              --
                                                -----------     -----------     -----------

              Gross profit                               --              --              --

Selling, general and administrative expenses          5,831           6,294           6,032
                                                -----------     -----------     -----------

         Operating income (loss)                     (5,831)         (6,294)         (6,032)
                                                -----------     -----------     -----------

Other income:
     Interest income                                 27,834          27,530          12,088
     Dividend income                                  5,845           6,137           2,810
                                                -----------     -----------     -----------

         Total other income                          33,679          33,667          14,898
                                                -----------     -----------     -----------

     Income before income taxes                      27,848          27,373           8,866

Income tax expense (benefit)                             --              --              --
                                                -----------     -----------     -----------

         Net income                             $    27,848     $    27,373     $     8,866
                                                ===========     ===========     ===========

         Weighted average outstanding shares      1,063,750       1,063,750       1,063,750
                                                ===========     ===========     ===========

         Net income per share                   $      .026     $      .026     $      .008
                                                ===========     ===========     ===========

                 See accompanying notes to financial statements

                          VIDEO LEARNING SYSTEMS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                              Retained
                                 Number of        Common      Contributed     Earnings      Shareholders'
                                  Shares          Stock         Capital       (Deficit)        Equity
                                -----------    -----------    -----------    -----------    -------------
Balance at
   January 1, 1997                1,063,750    $   706,434    $    18,000    $  (243,640)    $   480,794

     Net income                          --             --             --         27,848          27,848
                                -----------    -----------    -----------    -----------     -----------

Balance at
   December 31, 1997              1,063,750        706,434         18,000       (215,792)        508,642

     Net income                          --             --             --         27,373          27,373
                                -----------    -----------    -----------    -----------     -----------

Balance at
   December 31, 1998              1,063,750    $   706,434    $    18,000    $  (188,419)    $   536,015
                                ===========    ===========    ===========    ===========     ===========

     Net income                          --             --             --          8,866           8,866
                                -----------    -----------    -----------    -----------     -----------

Balance at
   June 30, 1999 (unaudited)      1,063,750    $   706,434    $    18,000    $  (179,553)    $   544,881
                                ===========    ===========    ===========    ===========     ===========

                 See accompanying notes to financial statements

                          VIDEO LEARNING SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                   For the
                                                                                  Six Months
                                                                                    Ended
                                                                                   June 30,
                                                     1997            1998            1999
                                                 -----------     -----------     -----------
                                                                                 (unaudited)
Cash flows from operating activities:
   Net Income                                    $    27,848     $    27,373     $     8,866
   Adjustments to reconcile net income to net
       cash provided by operating activities:
       Net change in:
           Interest receivable                           838              --            (153)
           Refundable income taxes                        --          (4,458)             --
           Accounts payable                               --              --           3,000
           Accounts payable - related party           58,149              --         (58,149)
                                                 -----------     -----------     -----------

       Net cash from operating activities:            86,835          22,915         (46,436)
                                                 -----------     -----------     -----------

Cash flows from investing activities:
   Loans made                                       (244,320)             --              --
   Collection of loans                               137,000          44,301          23,337
                                                 -----------     -----------     -----------

       Net cash from investing activities           (107,320)         44,301          23,337
                                                 -----------     -----------     -----------
           Net increase (decrease) in cash           (20,485)         67,216         (23,099)


Cash at beginning of year                            343,191         322,706         389,922
                                                 -----------     -----------     -----------

Cash at end of year                              $   322,706     $   389,922     $   366,823
                                                 ===========     ===========     ===========

Supplemental cash flow information
   Interest paid                                 $        --     $        --     $        --
   Income taxes paid                             $        --     $     4,408     $        --

                 See accompanying notes to financial statements

                          VIDEO LEARNING SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS


Organization and Operations

         Video Learning Systems, Inc. ("the Company") was incorporated under the laws of the State of Minnesota on December 7, 1982. The Company is currently evaluating various business opportunities. Previously, the Company was engaged in the marketing of video tapes to the home video market.

Summary of Significant Accounting Policies

         Basis of Accounting

                  The Company uses the accrual method of accounting for financial reporting purposes.

         Use of Estimates in Preparation of Financial Statements

                  The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

         Cash and Cash Equivalents

                  For the purpose of the statement of cash flows the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Video Production Costs

                  On December 31, 1994, the Company amortized the balance of video production costs since no revenues had been generated over the last four years. Video production costs are stated at the lower of cost, amortized cost or estimated realizable value determined on the individual - film - forecast computation method. The carrying value of each video was compared on a periodic basis to its estimated future revenue and, if appropriate, was adjusted to its net realizable value.

Summary of Significant Accounting Policies

         Property and Equipment

                  Property and equipment are stated at cost. Depreciation is provided by accelerated methods for both financial reporting and tax purposes.

         Net Income Per Share

                  Net income per share computations are based on the weighted average number of common shares outstanding during the year including common stock equivalents, if dilutive.

                          VIDEO LEARNING SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

         Interim Financial Data (Unaudited)

                  The financial information presented for the six month period ended June 30, 1999, including related information set forth in the notes to financial statements, is unaudited. In the opinion of management, this financial information reflects the adjustments necessary for a fair presentation of the financial information for such period. These adjustments consist of normal, recurring items. The results of operations for the six month period ended June 30, 1999 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year.

                  Interim financial information for the six month period ended June 30, 1998 is not included in these financial statements. The Company did not prepare interim financial statements in 1998, and it is not currently practicable to produce such interim financial statements without undue expense. The Company does not believe such information is material to an understanding of its current financial condition.

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and money market funds. The Company maintains its cash and money market funds at two brokerage institutions in Minneapolis, Minnesota. Cash accounts are insured by SIPC up to $100,000 and overall each brokerage institution insures accounts up to $25,000,000. Brokerage institutions do not protect accounts from market loss.

Note Receivable

         In January and February 1997, the Company received notes receivable - related party totaling $245,000. These notes were paid-off by the assignment of another note receivable from an outstate Corporation in June, 1997. The note will be repaid in monthly installments of $5,000 and at an annual interest rate of 7%. The President of the Company has personally guaranteed the note receivable. The unpaid principal on the note was $200,019 and $244,320 at December 31, 1998 and 1997, respectively.

Accounts Payable - Related Party

         Accounts payable - related party was $58,149 at both December 31, 1998 and 1997 and was paid-off in full on March 5, 1999.

Income Taxes

         Income tax expense was $0 for 1998 and $0 for 1997.

         The Company is in a net operating loss carryforward position as of December 31, 1998. Consequently a reconciliation of the statutory and state income tax rates to the actual rates is not applicable.

                          VIDEO LEARNING SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

         The Company has a net operating loss carryforward at December 31, 1998 as follows:

                    Expiration Date         Federal         State
                    ---------------         -------         -----

                         2009             $  17,000      $  97,000
                                          ---------      ---------
                                          $  17,000      $  97,000
                                          =========      =========

         During the period of inception to May 1986, the Company was an S Corporation whereby each shareholder reported its distributive share of the S Corporation loss or income on its income tax return. As a result of the change in status to a C Corporation, certain tax deductions are available to the Company. These net "prepaid" taxes have been treated as contributed capital. Prepaid and deferred income taxes result from timing differences in the recognition of items of income and expenses for tax and for financial statement purposes.

         The Company has implemented the provisions of Statement of Financial Standards No. 109, "Accounting for Income Taxes," which was issued by the Financial Accounting Standards Board in 1992. A deferred tax asset and valuation allowance have been recognized relating to the future benefit of the net operating loss carryforward as follows:

                                                      1998            1997
                                                   ----------      ----------

         Current deferred tax asset                $   18,904      $   25,800

              Tax benefit of net operating loss        (6,789)         (6,896)
                                                   ----------      ----------

         Current deferred tax asset                    12,115          18,904

         Less: Valuation allowance                    (12,115)        (18,904)
                                                   ----------      ----------

                                                   $       --      $       --
                                                   ==========      ==========

                          VIDEO LEARNING SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

Commitments and Contingent Liabilities

         During 1986, the Company acquired all assets and assumed all liabilities of the dissolved E & E joint venture. The Company has agreed to pay the previous joint venture partner a royalty of 40% of funds collected from future sales of the Preschool Express videos and 50% of any amounts obtained in the eventual sale of the master tapes produced by the joint venture.

         During 1988, the Company acquired all assets and assumed all liabilities of the dissolved Karate Martial Arts joint venture. The Company has agreed to pay the previous joint venture partner a royalty based on one-sixth of the royalties collected on the Karate Master video.

         No royalty expenses were incurred under these agreements for the years ending December 31, 1998 and 1997.

Distribution Agreement

         In January 1992, Video Learning Systems, Inc. signed a letter of agreement with another company to turn the Becoming Beautiful, Preschool Express, Stanford Health and Kathy Smith videos over to them for distribution. This company will place these videos with distributors, honoring the Video Learning Systems, Inc. Video School House Agreement and absorb all costs involved. This company will also pay Video Learning Systems, Inc. 35% of gross royalties and revenues generated.

         No revenues were generated under this agreement for the years ending December 31, 1998 and 1997.

Reclassifications

         Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the financial statements. These reclassifications had not net income effect.

Subsequent Event

         On July 7, 1999, the assigned note receivable from an outside Corporation was replaced by a demand note directly payable to the Company. The terms of the note are similar to the assigned note receivable except that the payments will increase from $5,000 per month to $10,000 per month starting January 1, 2000.

                          VIDEO LEARNING SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

Restatement of 1997 Financial Information

         During 1998 additional information was obtained that resulted in the following restatements:

                                                         Balance Sheet
                                          ------------------------------------------
                                            Accounts
                                             Payable         Income         Retained
                                            Related          Taxes          Earnings
                                             Party          Payable        (Deficit)
                                          ----------      ----------      ----------
As previously stated at
     December 31, 1997                    $       --      $    2,500      $ (160,143)

     Restatement adjustment                   58,149          (2,500)        (55,649)
                                          ----------      ----------      ----------

Restated balance at December 31, 1997     $   58,149      $       --      $ (215,792)
                                          ==========      ==========      ==========

                                              Statement of Income
                                          --------------------------
                                           Interest       Income tax
                                            Income          Expense
                                          ----------      ----------

As previously stated at
     December 31, 1997                    $   85,983      $    2,500

Restatement adjustment                       (58,149)         (2,500)
                                          ----------      ----------

Restated balance at
     December 31, 1997                    $   27,834      $       --
                                          ==========      ==========

                                                                      APPENDIX A

                                                                  EXECUTION COPY







                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                                  CARDIA, INC.


                                       AND


                          VIDEO LEARNING SYSTEMS, INC.






                            Dated as of July 1, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1   THE MERGER; CONVERSION OF SHARES.................................A-1

     1.1    The Merger.......................................................A-1
     1.2    Effective Time...................................................A-1
     1.3    Conversion of Shares.............................................A-1
     1.4    Dissenters' Rights...............................................A-2
     1.5    Exchange of VLS Common Stock.....................................A-2
     1.6    Articles of Incorporation of the Surviving Corporation...........A-3
     1.7    Bylaws of the Surviving Corporation..............................A-3
     1.8    Directors and Officers of the Surviving Corporation..............A-3

ARTICLE 2   CLOSING..........................................................A-3

     2.1    Time and Place...................................................A-3
     2.2    Filings at the Closing...........................................A-4

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF VLS............................A-4

     3.1    Organization.....................................................A-4
     3.2    Authorization....................................................A-4
     3.3    Capitalization...................................................A-4
     3.4    Financial Statements.............................................A-5
     3.5    Absence of Undisclosed Liabilities...............................A-5
     3.6    Consents and Approvals...........................................A-5
     3.7    Compliance with Laws.............................................A-5
     3.8    Litigation.......................................................A-5
     3.9    Promissory Note..................................................A-5
     3.10   Taxes............................................................A-5
     3.11   Minute Books.....................................................A-6
     3.12   No Finders.......................................................A-6
     3.13   Proxy Statement..................................................A-6
     3.14   Material Omissions...............................................A-6

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF CARDIA.........................A-6

     4.1    Organization.....................................................A-6
     4.2    Authorization....................................................A-7
     4.3    Capitalization...................................................A-7
     4.4    Consents and Approvals...........................................A-7
     4.5    Reports and Financial Statements.................................A-7
     4.6    Registration Statement...........................................A-8
     4.7    No Finders.......................................................A-8
     4.8    Litigation.......................................................A-8
     4.9    Taxes............................................................A-8
     4.10   Material Omissions...............................................A-9

ARTICLE 5   COVENANTS........................................................A-9

     5.1    Conduct of Business of VLS.......................................A-9
     5.2    Conduct of Business of Cardia....................................A-9
     5.3    No Solicitation..................................................A-9
     5.4    Access and Information..........................................A-10
     5.5    Approval of Stockholders; Proxy Statement; Registration
            Statement.......................................................A-10
     5.6    Consents........................................................A-12
     5.7    Expenses........................................................A-12
     5.8    Further Actions.................................................A-12
     5.9    Certain Notifications...........................................A-12
     5.10   OTC Trading.....................................................A-12

ARTICLE 6   CLOSING CONDITIONS..............................................A-12

     6.1    Conditions to Obligations of Cardia and VLS.....................A-12
     6.2    Conditions to Obligations of Cardia.............................A-13
     6.3    Conditions to Obligations of VLS................................A-13

ARTICLE 7   TERMINATION AND ABANDONMENT.....................................A-14

     7.1    Termination.....................................................A-14

ARTICLE 8   MISCELLANEOUS...................................................A-15

     8.1    Amendment and Modification......................................A-15
     8.2    Waiver of Compliance; Consents..................................A-15
     8.3    Investigation; Survival of Representations and Warranties.......A-15
     8.4    Notices.........................................................A-15
     8.5    Assignment......................................................A-16
     8.6    Governing Law...................................................A-16
     8.7    Counterparts....................................................A-17
     8.8    Knowledge.......................................................A-17
     8.9    Interpretation..................................................A-17
     8.10   Publicity.......................................................A-17
     8.11   Entire Agreement................................................A-17
     8.12   Severability....................................................A-17
     8.13   Specific Performance............................................A-18

EXHIBITS:

     Exhibit A: Duckson & Carlson LLC Opinion Matters [Not Provided]. Exhibit B: Lindquist & Vennum PLLP Opinion Matters [Not Provided].

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT (the "Agreement") is dated as of July 1, 1999, by and between Cardia, Inc., a Minnesota corporation ("Cardia") and Video Learning Systems, Inc., a Minnesota corporation ("VLS").

         WHEREAS, the respective Boards of Directors of Cardia and VLS have each approved the merger of VLS with and into Cardia (the "Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties agree as follows:

                                    ARTICLE 1
                        THE MERGER; CONVERSION OF SHARES

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), VLS shall be merged with and into Cardia in accordance with the provisions of the Minnesota Business Corporation Act (the "MBCA"), whereupon the separate corporate existence of VLS shall cease. Cardia shall continue as the surviving corporation (the "Surviving Corporation") in the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers, and franchises and be subject to all the restrictions, disabilities, and duties of VLS and Cardia, all as more fully described in the MBCA.

         1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 have been satisfied or waived on the Closing Date (as defined in Section 2.1), Cardia will file, or cause to be filed, with the Secretary of State of the State of Minnesota Articles of Merger for the Merger, which Articles shall be in the form required by and executed in accordance with the applicable provisions of the MBCA. The Merger shall become effective at the time such filing is made or, if agreed to by Cardia and VLS, such later time or date set forth in the Articles of Merger (the "Effective Time").

         1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Cardia or VLS, or any holder of any share of capital stock:

         (a) The holders of shares of common stock of VLS, $.01 par value per share ("VLS Common Stock"), will receive an aggregate of 200,000 shares of the common stock of Cardia ("Cardia Common Stock"), $.01 par value per share (the "Merger Consideration"). Each share of VLS Common Stock outstanding immediately prior to the Effective Time will represent only the right to receive a fraction of a share of Cardia Common Stock equal to the Merger Consideration divided by the total number of shares of VLS Common Stock outstanding immediately prior to the Effective Time (the "Per Share Merger Consideration").

         (b) Each share of any other class of capital stock of VLS (other than VLS Common Stock) or right to receive any class of capital stock of VLS shall be canceled without payment of any consideration therefor and without any conversion thereof.

         (c) Each share of common stock of Cardia, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted into any other security.

         1.4 DISSENTERS' RIGHTS. The parties acknowledge that, pursuant to
Section 302A.471 of the MBCA, the holders of VLS Common Stock shall have dissenters' rights in connection with the Merger.

         1.5 EXCHANGE OF VLS COMMON STOCK.

         (a) At or prior to the Effective Time, Cardia shall cause Cardia's stock transfer agent, or such other agent as is mutually agreed to by the parties, to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, Cardia shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of VLS Common Stock ("VLS Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the VLS Certificate(s) shall pass, only upon delivery of the VLS Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the VLS Certificates in exchange for certificates representing shares of Cardia Common Stock and cash in lieu of any fractional shares.

         (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of VLS Common Stock, upon surrender to the Exchange Agent of one or more VLS Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Cardia Common Stock into which the shares represented by the VLS Certificate(s) shall have been converted pursuant to
Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the VLS Certificate(s) shall have been converted pursuant to
Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c). The VLS Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of VLS Common Stock that is not registered in the transfer records of VLS, it shall be a condition to the issuance of shares of Cardia Common Stock that the VLS Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (c) Holders of VLS Common Stock will be entitled to any dividends or other distributions pertaining to the Cardia Common Stock received in exchange therefor that become payable to persons who are holders of record of Cardia Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their VLS Certificates for exchange. Subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such VLS Certificates are surrendered to the Exchange Agent for exchange. Holders of VLS Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Cardia Common Stock as of a record date that is prior to the Effective Time.

         (d) All certificates evidencing shares of Cardia Common Stock that are issued upon the surrender for exchange of VLS Certificates, together with any cash paid for fractional shares pursuant to Section 1.5(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of VLS Common Stock represented by the surrendered VLS Certificates.

         (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of VLS Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, VLS Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of VLS Certificates representing shares of VLS Common Stock shall cease to have any rights as stockholders of VLS, except such rights, if any, as they may have pursuant to the MBCA or this Agreement. Except as provided above, until such VLS Certificates are surrendered for exchange, each such VLS Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Cardia Common Stock into which the shares of VLS Common Stock are convertible pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Cardia Common Stock as provided in Section 1.5(f) hereof and the right to receive any dividends or distributions as provided in Section 1.5(c).

         (f) No fractional shares of Cardia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger. No dividend or other distribution of Cardia shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Cardia. All fractional shares of Cardia Common Stock to which a holder of VLS Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple VLS Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of VLS Common Stock who otherwise would be entitled to receive such fractional share of Cardia Common Stock an amount of cash (without interest) determined by multiplying $1.00 by the fractional share of Cardia Common Stock to which such holder would otherwise be entitled. Cardia will make available to the Exchange Agent any cash necessary for this purpose.

         (g) In the event any VLS Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed VLS Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Cardia Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1; provided, however, that Cardia may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed VLS Certificate to deliver a bond in such sum as Cardia may reasonably direct as indemnity against any claim that may be made against Cardia or the Exchange Agent with respect to such VLS Certificate alleged to have been lost, stolen, or destroyed.

         1.6 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. The Articles of Incorporation of Cardia, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.7 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Cardia, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         1.8 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Cardia immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                    ARTICLE 2
                                     CLOSING

         2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 1:00 p.m., local time, on the day after the Required VLS Stockholder Vote (as defined in Section 3.2) is obtained, or as soon thereafter as, and in any event no later than the second business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Cardia and VLS may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place at the offices of Lindquist & Vennum P.L.L.P. in Minneapolis, or at such other place or in such other manner (e.g., by facsimile exchange of signature pages with originals to promptly follow by overnight delivery) as the parties hereto may agree.

         2.2 FILINGS AT THE CLOSING. At the Closing, subject to the provisions of Article 6, Cardia and VLS shall cause the Articles of Merger to be filed in accordance with the provisions of Section 302A.615 of the MBCA, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF VLS

         VLS hereby makes the following representations and warranties to
Cardia:

         3.1 ORGANIZATION. VLS is an entity duly organized, validly existing, and in good standing under the laws of the state of Minnesota and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. VLS is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a VLS Material Adverse Effect. "VLS Material Adverse Effect" means an effect that is or is reasonably expected to be materially adverse: (i) to the business, results of operation, or financial condition of VLS or (ii) to VLS' ability to perform any of its material obligations under this Agreement or to consummate the Merger. VLS has heretofore delivered or made available to Cardia or its advisers complete and accurate copies of the Articles of Incorporation and Bylaws of VLS, as currently in effect. As of the date hereof, VLS does not, directly or indirectly, own or control or have any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity.

         3.2 AUTHORIZATION. VLS has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery by VLS of this Agreement and the consummation by VLS of the transactions contemplated hereby, have been duly and validly authorized and approved by VLS' Board of Directors. No other corporate proceedings on the part of VLS, other than a meeting of VLS' stockholders (the "VLS Stockholders' Meeting"), are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by a majority of the shares of VLS Common Stock outstanding as of the record date of VLS Stockholders' Meeting (the "Required VLS Stockholder Vote"), no other corporate action on the part of VLS is necessary to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of VLS. This Agreement has been duly and validly executed and delivered by VLS and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of VLS, enforceable against VLS in accordance with its terms, subject to bankruptcy, insolvency and similar laws, and rules of law governing specific performance, injunctive relief, or other equitable remedies.

         3.3 CAPITALIZATION. As of the close of business on June 30, 1999, the authorized capital stock of VLS consisted of 10,000,000 shares of VLS Common Stock, no par value per share, of which 1,063,750 were issued and outstanding. All issued and outstanding shares of VLS Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. As of the close of business on June 30, 1999, there were no outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which VLS was a party that, directly or indirectly, (a) obligated VLS to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by VLS of any shares of its capital stock, or (c) related to the voting or control of such capital stock.

         3.4 FINANCIAL STATEMENTS. The audited balance sheets for the years ended December 31, 1996, 1997 and 1998 and the related income statements and statements of cash flows of VLS for the periods then ended (the "Financial Statements") have been furnished to Cardia and fully and fairly represent the financial condition and results of operations as of the dates and for the periods covered by the Financial Statements.

         3.5 ABSENCE OF UNDISCLOSED LIABILITIES. Neither VLS nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected on or reserved against in, or disclosed in the notes to, a balance sheet prepared in accordance with generally accepted accounting principles except liabilities or obligations that will be accrued or reserved against in the audited balance sheet of VLS as of December 31, 1998 or referred to in the notes thereto.

         3.6 CONSENTS AND APPROVALS. The execution and delivery by VLS of this Agreement and the consummation by VLS of the transactions contemplated hereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of VLS; (b) violate in any material way any material statute, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (each a "Governmental Body") or any nongovernmental self-regulatory agency by which VLS or any of its properties or assets may be bound; (c) require any filing by VLS of any permit, consent, authorization or approval from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien, attachment, encumbrance or other claim ("Lien") on any of the properties or assets of VLS under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which VLS is a party, or by which it or any of its properties or assets may be bound.

         3.7 COMPLIANCE WITH LAWS. VLS is not in default or violation in any material respect of any applicable federal, state, local, or foreign laws, ordinances, regulations, published interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not have a VLS Material Adverse Effect.

         3.8 LITIGATION. As of the date of this Agreement, there are no legal, regulatory or other proceedings pending or threatened against VLS.

         3.9 PROMISSORY NOTE. The promissory note dated June 20, 1997 in the original principal amount of $268,770.02 executed by KR1, Inc. d/b/a Firstat Nursing of Atlanta, and made payable to VLS (the "Note") has a current outstanding principal balance of $200,019 as of December 31, 1998 and accrues interest at a rate of seven percent (7%) per annum. The Note is personally guaranteed by Kenneth J. Rickert, Jr. (the "Guaranty"). The Note and Guaranty are owned by VLS and are not subject to any liens, claims, defenses, counterclaims, encumbrances or set-offs. KR1, Inc. is not currently in default with respect to any of its obligations under the Note.

         3.10 TAXES. (i) VLS has filed all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them, (ii) VLS has duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings, and (iii) the liabilities and reserves for taxes reflected on VLS 1998 audited balance sheet will be adequate to cover all taxes payable by VLS for all taxable periods and portions thereof ending on or before the dates thereof. No tax audits are pending against and no claims for taxes have been received in writing by VLS. VLS has not, with regard to any assets or property held, acquired or to be acquired, filed a consent to the application of
Section 341(f)(2) of the Code.

         For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

         3.11 MINUTE BOOKS. VLS has previously made available to Cardia or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Board of Directors, and committees of the Board of Directors of VLS since January 1, 1996.

         3.12 NO FINDERS. No act of VLS has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

         3.13 PROXY STATEMENT. The Proxy Statement/Prospectus (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with all applicable laws, and none of the information supplied by VLS specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, or at the time of the VLS Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by VLS with respect to information supplied by Cardia specifically for inclusion in the Proxy Statement/Prospectus.

         3.14 MATERIAL OMISSIONS. No representation or warranty by VLS in this Agreement, nor any statement, certificate or schedule furnished to or to be furnished by VLS pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF CARDIA

         Cardia hereby makes the following representations and warranties to
VLS:

         4.1 ORGANIZATION. Cardia is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Cardia has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Cardia Material Adverse Effect (as defined below). Cardia is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Cardia Material Adverse Effect. "Cardia Material Adverse Effect" means an effect that is or is reasonably expected to be, materially adverse (i) to the business, results of operation, or financial condition of Cardia, (ii) to Cardia's ability to conduct such business, as presently conducted, following the Effective Time, or (iii) to Cardia's ability to perform any of its material obligations under this Agreement or to consummate the Merger. Cardia has heretofore delivered or made available to VLS or its advisers complete and accurate copies of the Articles of Incorporation and Bylaws of Cardia, as currently in effect. As of the date hereof, Cardia does not, directly or indirectly, own or control or have any material equity, partnership, or other similar ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to Cardia.

         4.2 AUTHORIZATION. Cardia has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Cardia of this Agreement and the other agreements contemplated hereby to which Cardia is a party, and the consummation by Cardia of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Board of Directors of Cardia, and no other corporate proceedings on the part of Cardia, and no vote, consent or approval of Cardia's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cardia and, assuming due execution and delivery by VLS, constitutes the valid and binding obligation of Cardia, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

         4.3 CAPITALIZATION. As of June 30, 1999, the authorized capital stock of Cardia consisted of 10,000,000 shares of Common Stock with a par value of $.01 per share, of which there were 1,000,081 shares issued and outstanding and 1,000,000 shares of Preferred Stock with a par value of $.01 per share, of which there were no shares issued and outstanding. All issued and outstanding shares of Cardia Common Stock are, and the shares of Cardia Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Cardia Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act. As of the close of business on June 30, 1999, except for options to purchase an aggregate total of 132,500 shares of Cardia Common Stock that were granted pursuant to Cardia's 1999 Omnibus Stock Incentive Plan, there were not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which Cardia was a party that, directly or indirectly, (a) obligated Cardia to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (b) called for or related to the sale, pledge, transfer, or other disposition or encumbrance by Cardia of any shares of its capital stock, or (c) related to the voting or control of such capital stock.

         4.4 CONSENTS AND APPROVALS. The consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles of Incorporation or Bylaws of Cardia; (b) violate in any material way any material statute, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Cardia or any of its properties or assets may be bound; (c) require any filing by Cardia of any permit, consent, authorization or approval from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Cardia under, any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Cardia is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that could not reasonably be expected to prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Cardia from performing its obligations under this Agreement in any material respect, and would not have a Cardia Material Adverse Effect.

         4.5 REPORTS AND FINANCIAL STATEMENTS. Cardia has filed all forms, reports, registration statements, and other documents required to be filed by it with the SEC since February 11, 1999 (such forms, reports, registration statements and other documents, together with any amendments thereto, are referred to as the "Cardia SEC Filings"). As of their respective dates, the Cardia SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements included or incorporated by reference in the Cardia SEC Filings, including but not limited to Cardia's audited financial statements at and for the year ended December 31, 1998 (the "Cardia December 31, 1998 Financials"), and the unaudited interim financial statements at and for periods commencing on or after January 1, 1999 included or incorporated by reference in the forms, reports, registration statements and other documents filed by Cardia with the SEC (i) were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB filed with the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Cardia as of the dates thereof and the income, cash flows, and changes in shareholders' equity of Cardia for the periods involved, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments.

         4.6 REGISTRATION STATEMENT. The Registration Statement (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the 1933 Act, and none of the information supplied by Cardia specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or in any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to VLS' stockholders or at the time of the VLS Stockholders' Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation or warranty is made by Cardia with respect to information supplied by or on behalf of VLS or any affiliate of VLS specifically for inclusion in the Registration Statement.

         4.7 NO FINDERS. No act of Cardia has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein.

         4.8 LITIGATION. As of the date of this Agreement, there are no legal, regulatory or other proceedings pending or threatened against Cardia.

         4.9 TAXES. Except for such matters that would not have a Cardia Material Adverse Effect, (i) Cardia has filed, or has obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by it, (ii) Cardia has duly paid, or accrued on its books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against it, other than taxes being contested in good faith in proper proceedings, and (iii) the liabilities and reserves for taxes which are reflected on the Cardia Balance Sheets are adequate to cover all taxes payable by Cardia for all taxable periods and portions thereof ending on or before the dates thereof. To Cardia's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by Cardia, other than audits and claims that would not have a Cardia Material Adverse Effect. Cardia has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f)(2) of the Code.

         4.10 MATERIAL OMISSIONS. No representation or warranty by Cardia in this Agreement, nor any statement, certificate or schedule furnished to or to be furnished by Cardia pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances.

                                    ARTICLE 5
                                    COVENANTS

         5.1 CONDUCT OF BUSINESS OF VLS. Except as contemplated by this Agreement, unless Cardia shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, VLS will (i) conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and (ii) promptly advise Cardia of any material change in its properties, liabilities or financial condition.

         5.2 CONDUCT OF BUSINESS OF CARDIA. Except as contemplated by this Agreement, unless VLS shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Cardia will (i) conduct its operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and (ii) use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers, and others having material business relationships with it.

         5.3 NO SOLICITATION. VLS shall not, and shall cause its officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney or accountant retained by VLS) not to, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Cardia or any affiliate or agent of Cardia) concerning any proposed Alternative Transaction (as defined below), or otherwise knowingly facilitate any effort or attempt to propose, make or implement an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving VLS: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than Cardia or any of its affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of VLS; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, Intellectual Property assets) of VLS (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions. VLS will immediately terminate all discussions with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by VLS in connection with any proposed Alternative Transaction. VLS will not waive any provision of any confidentiality, standstill or similar agreement entered into with any third party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. VLS will promptly communicate to Cardia the name of the person or entity submitting, and the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with VLS after the date hereof in respect of a proposed Alternative Transaction.

The foregoing notwithstanding, this Agreement shall not prohibit the Board of Directors of VLS from

         (i) prior to the Required VLS Stockholder Vote, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal (as defined below), if, and only to the extent that:

         (a) the Board of Directors reasonably and in good faith determines that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its stockholders under applicable law;

         (b) prior to first furnishing nonpublic information to, or first entering into any substantive discussions and negotiations with, such person or entity after the date hereof, VLS (i) provides written notice to Cardia to the effect that it intends to furnish information to, or enter into discussions or negotiations with, a person or entity making a Superior Proposal, and naming and identifying the person or entity making the Superior Proposal, and (ii) receives from such person or entity an executed confidentiality agreement with terms no less favorable to VLS than the Confidentiality Agreement (as defined below) entered into with Cardia; and

         (c) VLS provides Cardia with all non-public information to be provided to such person or entity which Cardia has not previously received from VLS, and VLS keeps Cardia informed, on a daily or more regular basis if the context requires or Cardia so requests, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations; and

         (ii) to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the 1934 Act with regard to a proposed Alternative Transaction.

Nothing in this Section shall (x) permit VLS to terminate this Agreement (except as specifically provided in Article 7 hereof), or (y) permit VLS to enter into any agreement providing for an Alternative Transaction (other than as specifically provided in Article 7 hereof, or the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of VLS has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation and the consequences under such Alternative Transaction proposal of any material adverse effects or changes in VLS) to be more favorable to VLS' stockholders than the transactions contemplated by this Agreement.

         5.4 ACCESS AND INFORMATION. VLS and Cardia shall afford each other, and to their respective accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, VLS and Cardia shall furnish promptly to each other all information concerning its businesses, prospects, properties, liabilities, results of operations, financial condition, research and development, intellectual property, officers, employees, consultants, advisers, distributors, customers, suppliers, and others having material dealings with it as the other may reasonably request, and reasonable opportunity to contact and obtain information from such officers, employees, consultants, advisers, distributors, customers, suppliers, and others having dealings with it as the other may reasonably request.

         5.5 APPROVAL OF STOCKHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

         (a) VLS shall use commercially reasonable efforts to promptly, subject to applicable law or SEC regulations, take all action necessary in accordance with the MBCA and VLS' Articles of Incorporation and Bylaws to cause a special meeting of VLS' stockholders (the "VLS Stockholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger and the adoption and approval of this Agreement and at such Meeting to submit this Agreement and the Merger to a vote of the stockholders. The stockholder vote or consent required for adoption and approval of this Agreement and the approval of the Merger shall be no greater than that set forth in the MBCA and VLS' Articles of Incorporation as previously provided to Cardia. Accordingly, VLS represents and warrants that the affirmative vote of the holders of record of a majority of the shares of VLS Common Stock outstanding on the record date for VLS Stockholders Meeting is all that is necessary to obtain stockholder adoption and approval of this Agreement and approval of the Merger. VLS shall use commercially reasonable efforts to obtain the adoption and approval by VLS' stockholders of this Agreement and the approval by

VLS' stockholders of the Merger, unless such action is inconsistent with the fiduciary duties of the Board of Directors to its stockholders imposed by applicable law. In accordance therewith, VLS and Cardia will prepare and file, as soon as reasonably practicable, a proxy statement/ prospectus to be included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to VLS' stockholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). Cardia shall furnish to VLS all information concerning Cardia and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as VLS may reasonably request in connection with any such action. VLS shall use commercially reasonable efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of VLS as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by VLS and Cardia. The Proxy Statement/Prospectus shall include the recommendation of VLS' Board of Directors in favor of the Merger, unless such action is inconsistent with the fiduciary duties of the Board of Directors to its stockholders imposed by applicable law. Unless and until this Agreement is validly terminated pursuant to Article 7, nothing herein shall limit or eliminate in any way VLS' obligation to call, give notice of, convene and hold the VLS Stockholders Meeting and at such meeting submit this Agreement and the Merger to a vote of VLS' stockholders (and not postpone or adjourn such meeting or the vote by VLS' stockholders upon this Agreement and the Merger to another date without Cardia's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by SEC regulation).

         (b) Cardia shall, with the cooperation of VLS, prepare and file, as soon as reasonably practicable following completion of the SEC's review and comment on the Proxy Statement/Prospectus, a registration statement under the 1933 Act registering the shares of Cardia Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Cardia will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Cardia shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Cardia Common Stock pursuant to the Merger. VLS shall furnish to Cardia all information concerning VLS and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Cardia may reasonably request in connection with any such action.

         (c) Cardia shall notify VLS promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Cardia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply VLS with copies of all correspondence with the SEC with respect to the Registration Statement.

         (d) If at any time prior to the Effective Time, any event or circumstance relating to VLS or VLS' officers or directors should occur and be discovered by VLS that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, VLS shall promptly inform Cardia. If at any time prior to the Effective Time, any event or circumstance relating to Cardia or any of its subsidiaries or their respective officers or directors should occur and be discovered by Cardia that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Cardia shall promptly inform VLS. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, VLS or Cardia, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Cardia or VLS without the approval of the other party (such approval not to be unreasonably withheld or delayed).

         5.6 CONSENTS. VLS will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of VLS to consummate the transactions contemplated hereby. Cardia will, at its cost and expense, use commercially reasonable efforts to obtain all material approvals and consents of all third parties necessary on the part of Cardia to consummate the transactions contemplated hereby. VLS and Cardia agree to cooperate with each other in connection with obtaining such approvals and consents.

         5.7 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that VLS and Cardia will share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement.

         5.8 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         5.9 CERTAIN NOTIFICATIONS. VLS shall promptly notify Cardia in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by VLS to satisfy any of the conditions specified in
Article 6. Cardia shall promptly notify VLS in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Cardia to satisfy any of the conditions specified in Article 6.

         5.10 OTC TRADING. Following the Merger, Cardia will use commercially reasonable efforts to cause the Cardia Common Stock to be quoted in the "pink sheets" and approved for trading on the local over-the-counter market.

                                    ARTICLE 6
                               CLOSING CONDITIONS

         6.1 CONDITIONS TO OBLIGATIONS OF CARDIA AND VLS. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

         (a) NO INJUNCTION. Neither Cardia nor VLS shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

         (b) STOCKHOLDER APPROVAL. The Required VLS Stockholder Vote shall have been obtained, in accordance with the MBCA and VLS' Articles of Incorporation and Bylaws.

         (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

         (d) BLUE SKY LAWS. Cardia shall have received all permits or other authorizations required under applicable state blue sky laws for the issuance of shares of Cardia Common Stock pursuant to the Merger.

         (e) THIRD-PARTY CONSENTS. All approvals and consents of third parties referred to in Section 5.6 shall have been obtained.

         6.2 CONDITIONS TO OBLIGATIONS OF CARDIA. The obligations of Cardia to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Cardia, in whole or in part, to the extent permitted by applicable law:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of VLS contained in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had a VLS Material Adverse Effect. Cardia shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of VLS or other authorized officer of VLS reasonably satisfactory to Cardia.

         (b) PERFORMANCE. VLS shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and Cardia shall have received a certificate to such effect signed by the Chief Executive Officer of VLS or other authorized officer of VLS reasonably satisfactory to Cardia.

         (c) LEGAL OPINION. Cardia shall have received an opinion of Duckson & Carlson LLC as to the matters set forth on EXHIBIT A.

         6.3 CONDITIONS TO OBLIGATIONS OF VLS. The obligation of VLS to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by VLS, in whole or in part, to the extent permitted by applicable law:

         (a) REPRESENTATIONS AND WARRANTIES TRUE. Each representation and warranty of Cardia contained in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies that have not had, or would not reasonably be expected to have a Cardia Material Adverse Effect. VLS shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or other authorized officer of Cardia reasonably satisfactory to VLS.

         (b) PERFORMANCE. Cardia shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and VLS shall have received a certificate to such effect signed by the Chief Executive Officer or other authorized officer of Cardia reasonably satisfactory to VLS.

         (c) LEGAL OPINION. VLS shall have received an opinion of Lindquist & Vennum P.L.L.P. as to the matters set forth on EXHIBIT B.

                                    ARTICLE 7
                           TERMINATION AND ABANDONMENT

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of VLS, only:

         (a) by mutual written consent duly authorized by the Board of Directors of Cardia and the Board of Directors of VLS;

         (b) by either Cardia or VLS if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

         (c) by either Cardia or VLS if, at the VLS Stockholder's Meeting, the requisite vote of the stockholders of VLS for approval and adoption of this Agreement and the Merger is not obtained, except that the right to terminate this Agreement under this Section 7.1(c) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of VLS;

         (d) by Cardia if either (i) VLS has breached its obligations under
Section 5.3 in any material respect, (ii) the Board of Directors of VLS has recommended, approved, or authorized VLS' acceptance or execution of a letter of intent or definitive agreement providing for an Alternative Transaction, as defined in Section 5.3, (iii) the Board of Directors of VLS has modified in a manner materially adverse to Cardia, or withdrawn, its recommendation of this Agreement or (iv) a tender offer or exchange offer for any outstanding shares of VLS Common Stock is commenced, and the Board of Directors of VLS, within ten
(10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

         (e) by VLS or Cardia prior to the Required VLS Stockholder Vote if (i) the Board of Directors of VLS has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, VLS to enter into a letter of intent or binding written agreement concerning a transaction that constitutes a Superior Proposal and VLS notifies Cardia in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (ii) Cardia does not make, within ten (10) business days after receipt of VLS' written notice of its intention to enter into a letter of intent or binding agreement for a Superior Proposal, any offer that the Board of Directors of VLS reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of VLS as the Superior Proposal and during such ten business-day period VLS reasonably considers and discusses in good faith all proposals submitted by Cardia and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Cardia and its advisors from time to time as requested by Cardia to reasonably consider and discuss in good faith Cardia's proposals;

         (f) by Cardia if (i) Cardia is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by VLS of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating VLS Breach"); provided, however, that, if such Terminating VLS Breach is curable by VLS through the exercise of reasonable efforts, then for so long as VLS continues to exercise reasonable efforts, Cardia may not terminate this Agreement under this Section 7.1(f); or

         (g) by VLS if (i) VLS is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Cardia of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Cardia Breach"); provided, however, that, if such Terminating Cardia Breach is curable by Cardia through the exercise of commercially reasonable efforts, then for so long as Cardia continues to exercise commercially reasonable efforts, VLS may not terminate this Agreement under this Section 7.1(g).

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Cardia and VLS at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of VLS, no amendment may be made which would reduce the amount or change the type of consideration into which each share of VLS Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained.

         8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Cardia or VLS to comply with any obligation, covenant, agreement, or condition herein may be waived by VLS or Cardia, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Cardia and VLS contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Article 1 and Sections 5.5(b), 5.6, 5.8, 5.9, 5.10, and this Article 8 shall survive the Effective Time.

         8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by facsimile, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) If to Cardia, to it at:

                           Cardia, Inc.
                           13754 Frontier Court
                           Burnsville, MN 55337
                           Attention: Joseph A. Marino
                           FAX: (612) 997-2200

                  with a copy to:

                           Lindquist & Vennum P.L.L.P.
                           4200 IDS Center
                           80 South 8th Street
                           Minneapolis, MN 55402
                           Attention: Patrick Delaney
                           FAX: (612) 371-3207

                  (b) If to VLS, to it at:

                           Electro Sensors
                           6111 Blue Circle Drive
                           Minnetonka, MN 55343-9108
                           Attention: Peter R. Peterson
                           FAX: (612) 930-0130

                  with a copy to:

                           Duckson & Carlson LLC
                           10 South 5th Street, Suite 300
                           Minneapolis, MN 55402
                           Attention: Todd Bassinger, Esq.
                           FAX: (612) 317-9746

         8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article 1 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

         8.6 GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law). The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the state of Minnesota with respect to all actions and proceedings arising out of or relating to this Agreement; (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any manner provided by law.

         8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

         8.9 INTERPRETATION. The Table of Contents, Article and Section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

         8.10 PUBLICITY. Upon execution of this Agreement by Cardia and VLS, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them. Neither party shall, without such mutual agreement or the prior consent of the other, issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the SEC or the NASD and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the SEC or the NASD; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Cardia's or VLS' communications with their employees or customers in the ordinary course of business. Each party shall exercise in good faith all reasonable efforts to agree with the other party regarding the nature, form and extent of such disclosure.

         8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter, whether written or oral.

         8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in



                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK] good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                       CARDIA, INC.



                                       By:  /s/ Joseph A. Marino
                                           -------------------------------------
                                           Joseph A. Marino, Chairman and
                                           Chief Executive Officer



                                       VIDEO LEARNING SYSTEMS, INC.



                                       By:  /s/ Peter R. Peterson
                                           -------------------------------------
                                           Peter R. Peterson, President

                                                                      APPENDIX B

M.S. ss. 302A.471

                               MINNESOTA STATUTES
                                  CORPORATIONS
                       CHAPTER 302A. BUSINESS CORPORATIONS
                              SHARES; SHAREHOLDERS


302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

         SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

         (1) alters or abolishes a preferential right of the shares;

         (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

         (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

         (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

         (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

         SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

         SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

         (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

         SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

M.S. SS. 302A.473

                               MINNESOTA STATUTES
                                  CORPORATIONS
                       CHAPTER 302A. BUSINESS CORPORATIONS
                              SHARES; SHAREHOLDERS


302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

         SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

         (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

         (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

         (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

         (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

         (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

         (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

         (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                     PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of Minnesota Statutes requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including reasonable expenses, if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith;
(3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member or employee, reasonably believed that the conduct was in the best interests of the Registrant, or, in the case of performance by a director, officer or employee of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition,
Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Registrant's Bylaws provide for indemnification of officers, directors and employees to the fullest extent provided by the Minnesota Business Corporation Act, as it may be amended from time to time.

         As permitted by Section 302A.251 of the Minnesota Business Corporation Act, the Articles of Incorporation of the Registrant eliminate the liability of the directors of the Registrant for monetary damages arising from any breach of fiduciary duties as a member of the Registrant's Board of Directors, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (d) for any transaction from which a director derived an improper personal benefit; or (e) for any act or omission that occurred prior to the adoption of these provisions in the Registrant's Articles of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(1) Exhibits:

         Exhibit
         Number                    Description of Exhibits
         ------                    -----------------------

         2.1 Agreement and Plan of Reorganization dated July 1, 1999 between Cardia, Inc. and Video Learning Systems, Inc. (included as Appendix A to the Prospectus/Proxy Statement in this Registration Statement).

         3.1 Articles of Incorporation of Cardia, Inc. (filed with the Registrant's Registration Statement No. 333-68187 on Form SB-2 (hereinafter, the "SB-2 Registration Statement") and incorporated herein by reference).

         3.2 Bylaws of Cardia, Inc. (filed with the Registrant's SB-2 Registration Statement and incorporated herein by reference).

        *4.1      See Exhibit Nos. 3.1 and 3.2.

        *5.1      Opinion of Lindquist & Vennum P.L.L.P.

       *23.1      Consent of PricewaterhouseCoopers LLP.

       *23.2      Consent of Casey, Menden, Faust & Nelson, P.A.

       *23.3      Consent of Lindquist & Vennum P.L.L.P. (set forth in Exhibit
                  5.1).

       *27.1      Financial Data Schedule.

--------------------------
*   Filed herewith.

(2) Financial Statement Schedules:

         Except as otherwise set forth herein, all financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto previously filed as part of the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1998 and Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, each previously filed with the Commission.

         The Registrant's financial data schedule for the six-months ended June 30, 1999 is filed herewith.

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required in Section 10(a)
                           (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

         (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

         (7)      That every prospectus (i) that is filed pursuant to paragraph
                  (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville and the State of Minnesota on this 9th day of August, 1999.

                                  CARDIA, INC.



                                  By:  /s/ Joseph A. Marino
                                      ------------------------------------------
                                      Joseph A. Marino, Chief Executive Officer,
                                      President, Treasurer and Chairman of the
                                      Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 9th day of August, 1999, by the following persons in the capacities indicated.

SIGNATURE                                TITLE
---------                                -----


 /s/ Joseph A. Marino               Chief Executive Officer, President,
-----------------------------       Treasurer and Chairman of the Board of
Joseph A. Marino                    Directors and Director (principal executive
                                    officer and principal financial and
                                    accounting officer)


 /s/ Thomas E. Brust                Director
-----------------------------
Thomas E. Brust


 /s/ Christopher J. Turnbull        Director
-----------------------------
Christopher J. Turnbull

                             EXHIBIT INDEX


5.1 Opinion of Lindquist & Vennum P.L.L.P. regarding legality of securities.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of Casey, Menden, Faust & Nelson, P.A.

27.1     Financial Data Schedule.